Exhibit 10.24

PURCHASE AGREEMENT

BY AND AMONG

MICROSTRATEGY INCORPORATED

AND

THE INDIVIDUALS SET FORTH ON

EXHIBIT A HERETO

(the “Sellers”)

and

ALARM.COM HOLDINGS, INC.

(“Buyer”)

February 13, 2009

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

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Disclosure Schedule

Other Schedules

Schedule 10.5	–	Retained Marks

Exhibits

Exhibit A	–	Ownership and Purchase Price Allocation
Exhibit B	–	Form of Transition Services Agreement
Exhibit C	–	Form of Sublease Agreement
Exhibit D	–	Form of Software License Agreement
Exhibit E	–	Form of Intellectual Property Amendment
Exhibit F	–	Form of Dealer and Supplier Assignment Agreement
Exhibit G-1	–	Form of Backbone Partners Promissory Note
Exhibit G-2	–	Form of Sherwood Promissory Note
Exhibit H	–	Standard-Form Employee NDA

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TABLE OF DEFINED TERMS

Defined Term	Section
Affiliate	1.7
Affiliated Group	2.7(a)
Affiliated Period	2.7(a)
Agreed Amount	7.3(b)
Agreement	Preamble
Applicable Limitation Date	7.4(a)
Backbone Partners	1.2(b)
Balance Sheet Date	2.4
Business	Recitals
Business Benefit Plans	2.14(b)
Business Day	1.3(a)
Buyer	Preamble
Buyer Confidential Information	10.6(d)
Buyer Material Adverse Effect	4.3(b)
Buyer Parties	7.1(a)
Buyer Released Parties	7.6
Buyer’s 401(k) Plan	10.4(b)
Cash Sellers	1.2(b)
Claim Notice	7.3(b)
Claimed Amount	7.3(b)
Class B Common Stock	Recitals
Class A Common Stock	Recitals
Closing	1.3(a)
Closing Date	1.3(a)
Closing Statement	1.3(b)(i)
Closing Working Capital Amount	1.7(a)
Closing Working Capital Statement	1.7(a)
COBRA	10.4(d)
Code	2.7(c)
Company	Recitals
Company Benefit Plans	2.14(b)
Company Intellectual Property	2.10(b)
Company Material Adverse Effect	2.1(a)
Company Software	2.10(f)
Competitive Business	10.6(a)
Consents	6.1(a)
Covered Employee	10.6(b)
Damages	7.1(a); 7.3(a)
Dealer/Supplier NDA	1.3(b)(xi)
Demand Note	1.2(a)(ii)
Deposit	5.5
Disclosure Schedule	ARTICLE II

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Defined Term	Section
Dispute Notice	1.7(b)
Employee Benefit Plan	2.14(b)
Employees	2.14(a)
Environmental Laws	2.17
Eon	1.7
Eon Adjustment Amount	1.8
Eon License	1.7
Eon Settlement Amount	1.7
Equity Commitment Letters	4.7
Equity Financing	4.7
ERISA	2.14(b)
ERISA Affiliate	2.14(b)
Estimated Closing Working Capital Amount	1.7
Final Closing Working Capital Amount	1.7(b)
Final Closing Working Capital Statement	1.7(b)
Financial Statements	2.4
Fundamental Representations	7.4(a)
General Basket	7.5(d)(ii)
General Cap	7.5(d)(i)
Governmental Entity	2.3(b)
Income Taxes	2.7(a)
Indebtedness	1.2(a)(ii)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Information	10.1(a)
Intellectual Property	2.10(a)
Lebowitz Claim	7.1(a)(vii)
Letter of Credit	5.5
Liability	2.6
Material Contracts	2.11(b)
MicroStrategy	Preamble
MicroStrategy Benefit Plans	2.14(b)
MicroStrategy Employee	10.6(c)
MicroStrategy Entities	10.6(c)(i)
Most Recent Balance Sheet	2.4
Multiemployer Plan	2.14(b)
Neutral Accountant	1.7(c)
Option	1.1
Option Plan	1.1
Order	2.12
Other Insiders	2.18
Party, Parties	Preamble
Permits	2.16
Permitted Security Interest	2.8

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Defined Term	Section
Preferred Shares	1.2(b)
Pro Rata Portion	7.1(a)
Purchase Price	1.2(a)(iii)
Purchase Price Allocation	9.5(b)
Retained Cash	1.2(a)(iv)
Retained Marks	10.5
Rollover Sellers	1.2(b)
Rollover Shares	1.2(b)
Section 1060 Allocation	9.5(b)
Section 338(h)(10) Election	9.5(a)
Securities Act	2.1(b)(iii)
Security Interest	1.2(b)
Seller Insider	3.6
Sellers	Preamble
Seller’s 401(k) Plan	10.4(b)
Seller Transaction Expenses	1.2(a)( v)
Series A Convertible Preferred Stock	1.2(b)
Shares	Recitals
Sherwood	1.2(b)
Software License Agreement	1.3(b)
Special Indemnity Amount	7.5(d)(iii)
Standard-Form Employee NDA	2.11(d)
Statute of Limitations Representation	7.4(a)
Stock Purchase Agreement	1.3(b)
Sublease	1.3(b)
Subsidiary	2.1(b)(i)
Subsidiary Interests	2.1(b)(i)
Target Working Capital	1.2(a)(vi)
Tax Audit	9.4(b)
Tax Benefits	7.5(f)
Tax Returns	2.7(a)
Taxes	2.7(a)
Taxing Authority	9.4(a)
Third Party Claim	7.3(a)
Transition Services Agreement	1.3(b)
Unaudited Financial Statements	2.4
Working Capital	1.7

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 13, 2009 by and among MicroStrategy Incorporated, a Delaware corporation (“MicroStrategy”), the individual and the limited liability company set forth on Exhibit A hereto (together with MicroStrategy, the “Sellers”), and Alarm.com Holdings, Inc., a Delaware corporation (“Buyer”). The Sellers and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

1. Alarm.com Incorporated, a Delaware corporation (the “Company”), is engaged, among other matters, in the business of providing web-enabled security and activity monitoring technology (such business, as conducted by the Company on the date hereof, being referred to herein as the “Business”);

2. MicroStrategy owns 263,923 shares of Class B common stock, par value $0.001 per share, of the Company (“Class B Common Stock”) and the other Sellers own in aggregate 36,641 shares of Class A common stock, par value $0.001 per share, of the Company (“Class A Common Stock”), collectively representing all of the issued and outstanding capital stock of the Company (the “Shares”); and

3. The Sellers and Buyer desire to enter into transactions pursuant to which the equity interests of the Company shall be transferred to Buyer, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. STOCK PURCHASE

Section 1.1 Sale and Purchase of Options.

On the terms and subject to the conditions of this Agreement, immediately prior to the Closing, MicroStrategy shall cause the Company to purchase each outstanding option to purchase Class A Common Stock of the Company (an “Option”), whether vested or unvested, under the Company’s 2003 Stock Incentive Plan, as amended (the “Option Plan”), from each holder thereof and shall cause the Company to cancel such Options in exchange for a cash payment to the holders of such Options.

Section 1.2 Sale of the Company to Buyer.

(a) For purposes of this Agreement:

(i) “Estimated Purchase Price” means (a) $31,600,000 minus (b) the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working

Capital Amount, minus (c) the amount of any Indebtedness of the Company and the Subsidiary as of the Closing Date, minus (d) the amount of any Seller Transaction Expenses (except to the extent paid directly by the Sellers at or prior to the Closing), plus (e) the amount, if any, by which the Target Working Capital is less than the Estimated Closing Working Capital Amount, plus (f) the amount of the Retained Cash;

(ii) “Indebtedness” means any indebtedness of the Company and the Subsidiary, including (i) all obligations for borrowed money and all obligations issued in substitution for or exchange of obligations for borrowed money (including the Demand Revolving Note, dated May 19, 2008, by and between MicroStrategy (as lender) and the Company (as borrower) (the “Demand Note”) and any other Liabilities owed or payable to MicroStrategy), (ii) all obligations evidenced by any note, bond, debenture or other debt security (including uncashed checks), (iii) all obligations for the deferred purchase price of property or services with respect to which a person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, without limitation, any lease termination payments or charges, (vii) any indebtedness secured by a Lien on a person’s assets, (viii) any amounts owed to any person under any pension plan, noncompetition or similar arrangements or to any former employee who entered into a consulting arrangement in connection with the termination of such person’s employment with the Company, (ix) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (x) any Liability under deferred compensation plans, phantom stock plans, bonus plans, or for severance payments or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xi) any off-balance sheet financing, (xii) the gross amount paid or payable with respect to any employee bonus or retention arrangement or other compensation payable to any person as a result of the announcement or consummation of the transactions contemplated by this Agreement, and (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges (or breakage fees) in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date;

(iii) “Purchase Price” means (a) $31,600,000, minus (b) the amount, if any, by which the Target Working Capital exceeds the Final Closing Working Capital Amount, minus (c) the amount of any Indebtedness of the Company and the Subsidiary as of the Closing Date, minus (d) the amount of any Seller Transaction Expenses (except to the extent paid directly by the Sellers at or prior to the Closing), plus (e) the amount, if any, by which the Target Working Capital is less than the Final Closing Working Capital Amount, plus (f) the amount of the Retained Cash;

(iv) “Retained Cash” means book balance cash (actual cash-on-hand less the face amount of checks in transit plus the amount of deposits in transit to the extent that the corresponding account receivable, if any, has been eliminated from the Closing Working

Capital Amount) to be retained by the Company and not distributed prior to the Closing in an amount (not to exceed $500,000) determined by Buyer not less than two (2) Business Days prior to the Closing;

(v) “Seller Transaction Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, brokers, financial advisors, banks, other financial institutions, accountants, experts and consultants) incurred, paid or payable by the Company or the Subsidiary in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of this Agreement or the transactions contemplated by this Agreement and all other matters contemplated by this Agreement and the closing thereof; and

(vi) “Target Working Capital” means $866,287.

(b) Subject to the terms and conditions of this Agreement, on the Closing Date and immediately after the completion of the transactions set forth in Section 1.1 of this Agreement, (i) MicroStrategy and David B. Sherwood, Jr. (“Sherwood”), only with respect to the Shares listed opposite his name on Exhibit A as “Cash Shares” (each a “Cash Seller” and collectively, the “Cash Sellers”), shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) (a “Security Interest”), and Buyer shall purchase and acquire from each Cash Seller, in the case of MicroStrategy all of the Shares owned, and in the case of Sherwood all of the Shares being sold, by such Cash Seller, as set forth opposite such Cash Seller’s name on Exhibit A, (ii) Buyer shall pay to the Cash Sellers in cash, by wire transfer of immediately available funds, the portion of the Estimated Purchase Price attributable to the Shares being sold by such Cash Sellers determined in accordance with Exhibit A, to be allocated among the Cash Sellers as set forth on Exhibit A, (iii) Backbone Partners, LLC, a Delaware limited liability company (“Backbone Partners”), with respect to all of the Shares owned by Backbone Partners and/or Stephen S. Trundle, and Sherwood only with respect to the Shares listed opposite such person or entity’s name on Exhibit A as “Rollover Shares” (collectively, the “Rollover Shares”; Backbone Partners and Sherwood, only with respect to his Rollover Shares, are referred to herein as the “Rollover Sellers”), shall each contribute all of the Rollover Shares owned by such Rollover Seller, as set forth opposite such Rollover Seller’s name on Exhibit A and pursuant to the Stock Purchase Agreement, to Buyer free and clear of any Security Interest and (iv) in exchange for such contribution and pursuant to the Stock Purchase Agreement, Buyer shall (A) issue to such Rollover Seller a whole number of shares (the “Preferred Shares”) of Series A Convertible Preferred Stock of Buyer (“Series A Convertible Preferred Stock”) having an aggregate liquidation preference as near as possible to (without exceeding) the portion of the Estimated Purchase Price attributable to the Shares owned by such Rollover Seller determined in accordance with Exhibit A, having the rights, preferences and privileges set forth in the Amended and Restated Certificate of Incorporation of Buyer, free and clear of any Security Interest (other than pursuant to applicable securities laws or a stockholders or similar agreement among, inter alia, Buyer and the Rollover Sellers), and (B) distribute to such Rollover Seller an amount of cash equal to any excess of such Rollover Seller’s portion of the Estimated Purchase Price over the aggregate liquidation preference of the Preferred Shares issued to him.

(c) Notwithstanding anything herein to the contrary, Buyer shall have the option of delaying its purchase of all of the Rollover Shares until after the Closing and upon the execution and delivery by the Rollover Sellers of (i) subscription agreements with respect to Preferred Shares, (ii) a stockholders agreement with respect to the equity interests of Buyer and (iii) a registration rights agreement with respect to Buyer’s common stock, in each case in form and substance reasonably satisfactory to Buyer and each of Buyer’s stockholders. Buyer and the Rollover Sellers shall use their commercially reasonable efforts to enter into the agreements contemplated in the preceding sentence in accordance with the terms of the side letter agreement of even date herewith between Buyer, the Rollover Sellers and certain other investors, and Buyer shall use its commercially reasonable efforts to amend and restate its certificate of incorporation (or the certificate of incorporation of any other entity which Buyer and the Rollover Sellers agree shall hold the equity interests of the Company) in form and substance reasonably satisfactory to its stockholders and the Rollover Sellers, as promptly as possible after the Closing. Once such agreements have been executed and delivered by all parties thereto and Buyer has so amended and restated its certificate of incorporation, Buyer shall promptly purchase all of the Rollover Shares in a single transaction in exchange for the consideration described in Section 1.2(b). Nothing in this Section 1.2(c) shall affect the rights and obligations of MicroStrategy under this Agreement.

Section 1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Washington, DC or such other location as may be mutually agreed by the Parties, commencing at 10:00 a.m., local time, on February 13, 2009 (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

(b) Actions at the Closing.

At the Closing:

(i) MicroStrategy and Buyer shall jointly prepare a statement (the “Closing Statement”) setting forth (A) the aggregate amount of Indebtedness as of the Closing Date, (B) all Seller Transaction Expenses (except to the extent paid, discharged or otherwise satisfied at or prior to the Closing), (C) the Estimated Closing Working Capital Amount, which Closing Statement shall be used to calculate the Estimated Purchase Price, and (D) the amount of Retained Cash;

(ii) Each Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 6.1;

(iii) Buyer shall deliver (or cause to be delivered) to each Seller the various certificates, instruments and documents required to be delivered under Section 6.2;

(iv) Each Seller shall deliver to Buyer certificate(s) evidencing the Shares owned by such Seller, duly endorsed or with stock powers duly executed by such Seller; provided that such obligation of the Rollover Sellers may be delayed if Buyer delays its purchase of the Rollover Shares in accordance with Section 1.2(c);

(v) MicroStrategy shall, or shall cause the Company to, deliver to Buyer the certificate of formation, limited liability company operating agreement, minute books, stock books, ledgers and registers, corporate seals and other similar records of the Company and its Subsidiary;

(vi) MicroStrategy and the Company shall execute and deliver to each other a Transition Services Agreement in substantially the form attached hereto as Exhibit B, pursuant to which MicroStrategy shall provide certain transition services to Buyer (the “Transition Services Agreement”);

(vii) MicroStrategy and the Company shall execute and deliver to each other a Sublease Agreement substantially in the form attached hereto as Exhibit C (the “Sublease”);

(viii) MicroStrategy Service Corporation (at the direction of MicroStrategy) and the Company shall execute and deliver to each other a Software License Agreement substantially in the form attached hereto as Exhibit D (the “Software License Agreement”);

(ix) MicroStrategy and the Company shall execute and deliver to each other an amendment to the Intellectual Property Assignment and License Back Agreement dated October 10, 2003 between MicroStrategy and the Company substantially in the form attached hereto as Exhibit E;

(x) MicroStrategy and the Company shall enter into an Assignment Agreement with respect to each nondisclosure or confidentiality agreement to which MicroStrategy and a prospective Company dealer or Company equipment supplier are parties (each, a “Dealer/Supplier NDA”) and are listed on Schedule 1.3(b)(x) substantially in the form attached hereto as Exhibit F;

(xi) Buyer shall pay to each Cash Seller the applicable portion of the Estimated Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by such Cash Seller;

(xii) Buyer shall issue to each Rollover Seller the number of Preferred Shares to which such Rollover Seller is entitled in accordance with Section 1.2(b); provided that Buyer’s obligation to so issue Preferred Shares may be delayed in accordance with Section 1.2(c);

(xiii) Buyer shall pay to each Seller the applicable portion of the Eon Adjustment Amount in cash by wire transfer of immediately available funds to one or more accounts designated by such Seller; and

(xiv) The Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

Section 1.4 Stock Options.

MicroStrategy shall take all action required so that, as of the Closing, each outstanding Option, whether vested or unvested, and the Option Plan, shall have been terminated, expired or been cancelled as provided in Section 1.1 of this Agreement, in each case without any further liability on the part of Buyer, the Company or the Subsidiary.

Section 1.5 Indebtedness.

At the Closing, Buyer shall pay on behalf of the Company and the Subsidiary the aggregate amount of the Indebtedness to the persons entitled to receive the same pursuant to the Closing Statement in accordance with the wire instructions provided to Buyer at or prior to Closing.

Section 1.6 Stockholders’ Representative.

(a) In order to efficiently administer the transactions contemplated hereby, the Sellers hereby designate MicroStrategy as their representative.

(b) The Sellers hereby authorize MicroStrategy to give and receive all notices required to be given under this Agreement, and to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement; provided, however, that MicroStrategy shall promptly provide the other Sellers with copies of any such notices and shall notify the other Sellers promptly after taking any such actions.

(c) Buyer hereby agrees to deliver to MicroStrategy a copy of all notices delivered to any of the Sellers under this Agreement.

(d) All fees and expenses reasonably incurred by MicroStrategy to carry out its duties under this Section 1.6 shall be paid by the Sellers in proportion to their ownership of the Shares.

Section 1.7 Working Capital Adjustment.

Prior to the Closing, MicroStrategy and Buyer shall jointly determine the estimated Working Capital of the Company and the Subsidiary as of the close of business on the day immediately preceding the Closing Date (the “Estimated Closing Working Capital Amount”). For purposes of this Agreement, “Working Capital” shall mean the sum of accounts receivable (net of all related reserves, including those for doubtful accounts, product returns and sales credits), inventory (net of applicable reserves, including those for shrinkage and obsolescence), prepaid assets, less the sum of accounts payable (including payables for goods received but not invoiced), reserves for customer rebates of any kind, accrued expenses (including any salary, bonus, vacation and other benefit accrual for all periods ending on or prior to the Closing Date), but excluding amounts payable under the Demand Note, any obligations of the Company to pay any expenses pursuant to Section 11.11 of this Agreement, the net receivable from Firstline

Security, Inc. of approximately $4,260,000 (including the associated allowance relating to such receivable) and any Tax assets or Tax accruals and shall be calculated in accordance with U.S. GAAP (with the exception as noted above) and, to the extent consistent with U.S. GAAP, on a basis consistent with the Company’s accounting methods, treatments, principles and procedures used in the preparation of the Unaudited Financial Statements referred to in Section 2.4 of this Agreement. For avoidance of doubt, the Retained Cash shall not be included in the calculation of Working Capital. “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.

The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to MicroStrategy a statement (the “Closing Working Capital Statement”) calculating the Working Capital of the Company and the Subsidiary as of the close of business on the day immediately preceding the Closing Date (the “Closing Working Capital Amount”).

(b) If MicroStrategy in good faith disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by Buyer, MicroStrategy shall deliver to Buyer within thirty (30) days after receipt of the Closing Working Capital Statement a statement (the “Dispute Notice”) setting forth MicroStrategy’s calculation of the correct Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount for a period of thirty (30) days after Buyer has given the Dispute Notice. If MicroStrategy and Buyer resolve such differences, the Closing Working Capital Amount agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(c) If MicroStrategy and Buyer do not reach a final resolution on the Closing Working Capital Amount within thirty (30) days after Buyer has given the Dispute Notice, unless MicroStrategy and Buyer mutually agree to continue their efforts to resolve such differences, Ernst & Young LLP (the “Neutral Accountant”) shall resolve such differences, pursuant to an engagement agreement executed by MicroStrategy and Buyer and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among MicroStrategy, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between MicroStrategy and Buyer and determine the Closing Working Capital Amount within twenty (20) Business Days thereafter. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing

Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.

(d) The Neutral Accountant shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between MicroStrategy and Buyer regarding the determination of the Closing Working Capital Amount in accordance with this Section 1.7;

(ii) resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by MicroStrategy and Buyer; or

(iii) apply any accounting methods, treatments, principles or procedures other than as described in Section 1.7.

(e) The fees and expenses of the Neutral Accountant shall be allocated to be paid by Buyer, on the one hand, and/or the Sellers, on the other hand, based upon the percentage which the portion of the contested amount of the matters subject to the Dispute Notice not awarded to each Party bears to the amount actually contested by such Party in the aggregate, as determined by the Neutral Accountant. The Sellers’ portion of the Neutral Accountant’s fees and expenses shall be allocated among the Sellers in proportion to their ownership of the Shares immediately prior to the Closing.

(f) The Parties agree that the procedure set forth in this Section 1.7 for resolving disputes with respect to the Closing Working Capital Amount shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(g) Failure of MicroStrategy to deliver a Dispute Notice within thirty (30) days after receiving the Closing Working Capital Statement shall constitute acceptance of the Closing Working Capital Amount set forth on the Closing Working Capital Statement, whereupon such Closing Working Capital Amount shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. Delivery by MicroStrategy of a Dispute Notice shall constitute final and binding acceptance by MicroStrategy and Buyer of all portions of the Closing Working Capital Statement other than those specifically identified in the Dispute Notice as being subject to a good faith dispute.

(h) Within five (5) Business Days after the date on which the Final Closing Working Capital Amount is determined pursuant to this Section 1.7:

(i) if the Purchase Price is less than the Estimated Purchase Price, then the Sellers shall pay to Buyer, by wire transfer of immediately available funds into an account or accounts designated by Buyer, an amount in cash equal to the sum of such difference; and

(ii) if the Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to the Sellers into an account or accounts designated by such Sellers, by wire transfer of immediately available funds, an amount in cash equal to the sum of such excess.

Any amounts due to or payable by the Sellers under this Section 1.7(h) shall be allocated among the Sellers in proportion to their ownership of the Shares immediately prior to the Closing. The Sellers shall be severally, and not jointly, liable on a pro rata basis based on the percentage set forth opposite each Seller’s name on Exhibit A for their obligations under this Section 1.7(h). Notwithstanding the foregoing, each Rollover Seller shall have the right to satisfy any payment obligation under Section 1.7(h)(i) either (i) by paying in cash in immediately available funds, (ii) by issuance of a promissory note substantially in the form attached hereto as Exhibit G-1 or G-2, as applicable, for the amount required to be paid, or (iii) after the purchase by Buyer of the Rollover Shares, (A) by instructing Buyer to cancel a whole number of shares of Series A Convertible Preferred Stock owned by such Rollover Seller having an aggregate liquidation preference as near as possible to (without exceeding) the amount of such payment obligation (it being understood that if such Rollover Seller is unable to fully satisfy his or its payment obligations through cancellation of shares and elects not to fully satisfy such obligations by issuance of a promissory note, he or it shall be obligated to satisfy any remaining balance through the payment of cash in immediately available funds) and (B) paying in cash in immediately available funds any shortfall. In addition, Buyer shall have the right to satisfy any obligation to deliver additional consideration to each Rollover Seller under Section 1.7(h)(ii) either (i) by paying in cash in immediately available funds or (ii) after the purchase by Buyer of the Rollover Shares, (A) by issuing to such Rollover Seller an additional whole number of shares of Series A Convertible Preferred Stock having an aggregate liquidation preference as near as possible to (without exceeding) the amount of such payment obligation and (B) paying in cash in immediately available funds any remaining shortfall.

Section 1.8 Eon Settlement.

“Eon Settlement Amount” means the amount the Company agrees to pay to Eon Corp IP Holdings, LLC or any of its Affiliates (collectively, “Eon”) in exchange for a release of claims and a license to certain Intellectual Property of Eon in form and substance reasonably satisfactory to Buyer (the “Eon License”). Buyer shall pay to Sellers at the Closing such Seller’s applicable portion of an amount equal to 50% of the Eon Settlement Amount; provided that such payment shall not exceed $100,000 in the aggregate (the “Eon Adjustment Amount”).

Section 1.9 Further Assurances.

At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLERS WITH

RESPECT TO THE COMPANY

Each of the Sellers represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

Section 2.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities requires such qualification, except for any such failures to be qualified that would not reasonably be expected to result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the Business as it is currently conducted and to own and use the properties now owned and used by it. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws, or other such governing documents, as applicable. The Sellers have delivered to Buyer correct and complete copies of the certificate of formation and limited liability company agreement, certificate of incorporation and by-laws, or other such governing documents, as applicable for the Company. The minute books (containing the records of the meetings of the stockholders, the board of directors, and any committees of the board of directors to the extent such meetings were held), the stock certificate books, and stock record books for the Company are correct and complete. For purposes of this Agreement, “Company Material Adverse Effect” means any change, effect or circumstance that would reasonably be expected (i) to be materially adverse to the business, assets, financial condition or results of operations of the Company and the Subsidiary, taken as a whole, or (ii) materially impairs the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that a “Company Material Adverse Effect” shall not include any adverse change, effect or circumstance to the extent resulting from or arising out of (I) the actions contemplated by the Parties pursuant to this Agreement, including any actions taken (or omitted to be taken) at the express written request of Buyer, (II) the announcement of this Agreement or the transactions contemplated by this Agreement, (III) changes in the industry of the Company or the Subsidiary generally which do not materially disproportionately affect the Company or the Subsidiary, (IV) changes in national or international general economic, political, legal or regulatory conditions or changes in currency exchange rates which do not materially disproportionately affect the Company or the Subsidiary, (V) changes in U.S. GAAP, (VI) national or international political conditions or instability, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other nation (in each case, which does not materially disproportionately affect the Company or the Subsidiary).

(b) Subsidiaries.

(i) Section 2.1(b) of the Disclosure Schedule sets forth (i) the name and jurisdiction of organization of the sole subsidiary of the Company (the “Subsidiary”), and (ii) with respect to the Subsidiary, the number of authorized, issued and outstanding equity interests (the “Subsidiary Interests”).

(ii) The Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities requires such qualification, except for any such failures to be qualified that would not reasonably be expected to result in a Company Material Adverse Effect. The Subsidiary has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties now owned and used by it. The Company has made available to Buyer complete and accurate copies of the Subsidiary’s organizational documents, as amended to date. The books and records relating to corporate or limited liability company matters and equity interests for the Subsidiary are correct and complete.

(iii) The Subsidiary Interests constitute all of the issued and outstanding equity interests of the Subsidiary and are owned of record and beneficially by the Company, free and clear of all Security Interests. The Subsidiary Interests have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Subsidiary is a party or which are binding upon the Subsidiary providing for the issuance, disposition or acquisition of any of its equity interests. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Subsidiary. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the “Securities Act”), to which the Subsidiary is a party. The Subsidiary is not in default under or in violation of any provision of any of its organizational documents. Except for the Subsidiary, the Company does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other business enterprise.

Section 2.2 Capitalization and Ownership of the Company.

The authorized capital stock of the Company consists of 335,564 shares of Class A Common Stock, of which 36,641 shares are issued and outstanding and 263,923 shares of Class B Common Stock, all of which are issued and outstanding. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and, immediately prior to the transactions contemplated by Section 1.2 of this Agreement, are owned of record by the Sellers as set forth on Section 2.2 of the Disclosure Schedule. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements, puts, calls, rights to subscribe or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth on Section 2.2 of the Disclosure Schedule, there are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of the Shares.

Section 2.3 Noncontravention.

Neither the execution and delivery of this Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws, certificate of formation or limited liability company agreement, or other organizational documents of the Company or the Subsidiary;

(b) require on the part of the Company or the Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage or instrument to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or to which any of their respective assets is subject;

(d) result in the creation of any Security Interest upon the Shares or any of the Company’s or the Subsidiary’s assets; or

(e) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Company or the Subsidiary or any of or their respective properties or assets.

Section 2.4 Financial Statements.

The Company has provided to Buyer copies of the unaudited consolidated balance sheets of the Company as of December 31, 2007 and December 31, 2008, and the consolidated statements of operations and cash flows of the Company for the fiscal years ended December 31, 2007 and December 31, 2008 (collectively, the “Unaudited Financial Statements”). The consolidated balance sheet as of December 31, 2008 is referred to herein as the “Most Recent Balance Sheet” and the date of such Most Recent Balance Sheet, December 31, 2008, is referred to herein as the “Balance Sheet Date”. Except as set forth on the Disclosure Schedule, such Unaudited Financial Statements (a) have been derived from and are consistent with the financial books and records of the Company and the Subsidiary, (b) have been prepared in accordance with U.S. GAAP (except, in the case of the Unaudited Financial Statements as of, and for the fiscal year ended, December 31, 2008, for the absence of footnote disclosure and subject to year-end adjustments (none of which shall be material)) and (c) fairly present, in all material respects, the financial condition and consolidated results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein.

Section 2.5 Absence of Certain Changes.

Since the Balance Sheet Date, there have not been any adverse changes in the financial condition or results of operations of the Company and the Subsidiary, taken as a whole, except for any adverse changes that would not reasonably be expected to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as contemplated by this Agreement (including those matters contemplated by Section 5.2 of this Agreement or listed on Schedule 5.2), since the Balance Sheet Date, neither the Company nor the Subsidiary has:

(a) suffered any material damage, destruction or other casualty loss (whether or not covered by insurance or reinsurance) affecting the Business, property or assets of the Company or the Subsidiary;

(b) sold, assigned or transferred any tangible or intangible assets of the Company or the Subsidiary in a single transaction or series of related transactions in an amount in excess of $50,000;

(c) changed the Company’s or the Subsidiary’s authorized or issued capital stock, or issued any notes, bonds or other debt securities or securities convertible or exercisable into or exchangeable for any capital stock, or any warrants, options or other rights to acquire any capital stock;

(d) declared or paid any dividends or made any distributions on the capital stock of the Company or the Subsidiary (other than the distribution of the freely available cash balances of the Company (other than the Retained Cash) immediately prior to the transactions contemplated hereby) or redeemed or purchased any shares of capital stock or other equity securities of the Company or the Subsidiary;

(e) borrowed any amount or incurred or become subject to any Indebtedness or other long-term Liabilities, other than borrowings under the Demand Note in the ordinary course of business and in the requisite amount necessary to effect the purchase of Options pursuant to Section 1.1;

(f) made any loans or advances to, or guarantees for the benefit of, any person (other than advances to employees for travel and business expenses incurred in the ordinary course of business which do not exceed $10,000 in the aggregate);

(g) discharged or satisfied any Security Interest or paid any Liability (other than Liabilities paid in the ordinary course of business), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Security Interest;

(h) waived any rights of material value to the Company or the Subsidiary;

(i) disclosed any confidential information that it intended to maintain as confidential (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the Company or the Subsidiary in such confidential information, subject to customary exceptions and time limitations);

(j) except as required by law, granted any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Company or the Subsidiary or increased benefits payable or potentially payable to any such director, officer or other employee of the Company or the Subsidiary under any previously existing severance benefits, “stay-pay” or termination pay arrangements (in each case, other than grants or increases for which Buyer will not be obligated following the Closing);

(k) made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business or entered into any transaction with a Seller Insider or Other Insider (as defined below);

(l) conducted its cash management customs and practices other than in the ordinary course of business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(m) except in the ordinary course of business in accordance with the Company’s capital expenditure budget attached to Section 2.5(m) of the Disclosure Schedule, made any capital expenditures or commitments therefor with respect to the Company or the Subsidiary in an amount in excess of $25,000 in the aggregate;

(n) entered into, amended or terminated any Material Contract or entered into any other material transaction, other than in the ordinary course of business, or materially changed any business practice;

(o) acquired any entity or business (whether by the acquisition of stock, the acquisition of assets, merger or otherwise);

(p) amended the charter or by-laws of the Company;

(q) amended the organizational documents of the Subsidiary;

(r) other than in the ordinary course of business consistent with past practice, made, granted or promised any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any director, officer, employee, sales representative or consultant (except as otherwise expressly provided for in employment agreements or previously established plans, in each case which has been disclosed in the Disclosure Schedules attached hereto) or made, granted or promised any increase in any Employee Benefit Plan or arrangement (other than an amendment required by law or which would not materially increase the cost of the plan or arrangement to the Company or the Subsidiary), or amended or terminated any existing Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, resulting in a material increase in the costs of maintaining such plan or arrangement;

(s) materially changed any insurance coverage or policies;

(t) materially changed the accounting principles, methods or practices of the Company, except in each case to conform to changes in U.S. GAAP or applicable local generally accepted accounting principles; or

(u) entered into any agreement or commitment to take any of the actions set forth in paragraphs (a) through (t) of this Section 2.5.

Section 2.6 Undisclosed Liabilities.

To the knowledge of the Company, neither the Company nor the Subsidiary has any material liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted (“Liability”), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) Liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice (none of which is for a breach of contract, tort or violation of law), (c) performance obligations under contracts required to be performed in accordance with their terms (other than in respect of claims for breach of contract) and (d) Liabilities to the extent resulting from or arising out of in connection with any breach of the representations and warranties set forth in Section 2.10(g) of this Agreement.

Section 2.7 Tax Matters.

(a) The Company and the Subsidiary have filed or have had filed on their behalf all income or other material Tax Returns that they were required to file (separately or as part of a consolidated, combined or unitary group) with respect to the Company and the Subsidiary, and all such Tax Returns were correct and complete in all material respects. The Company and the Subsidiary have paid (or have had paid on their behalf) all Taxes (whether or not shown to be due on any such Tax Returns) which have become due and payable. MicroStrategy has filed all Income Tax Returns that it was required to file with respect to any Affiliated Period and all such Tax Returns were true, correct and complete in all material respects. MicroStrategy has paid (or has had paid on its behalf) all Taxes that were shown to be due and payable with respect to all Affiliated Periods on such Tax Returns. All Taxes that the Company or the Subsidiary are or were required by law and pursuant to this Agreement to withhold or collect and that were or are due have been duly withheld or collected and, to the extent required, have been paid or will be paid to the proper Governmental Entity. For purposes of this Agreement, “Taxes” means all taxes of any kind whatsoever, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes. “Affiliated Group” shall mean a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns. “Affiliated Period” shall mean any period in which the Company was a member of an Affiliated Group. “Income Taxes” shall mean any Taxes imposed upon or measured by net income.

(b) No examination or audit of any Tax Return of the Company or the Subsidiary or any Income Tax Return of an Affiliated Group for an Affiliated Period by any Governmental Entity is currently in progress or, to the knowledge of MicroStrategy, threatened or contemplated. None of the Company, the Subsidiary or MicroStrategy has been notified in writing by any jurisdiction that the jurisdiction believes that the Company or any Affiliated Group (for an Affiliated Period) was required to file any Tax Return that was not filed.

(c) Neither the Company nor the Subsidiary has made any election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding provision of state or local income Tax law).

(d) Neither the Company nor the Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or the Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(f) Neither the Company nor the Subsidiary has been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was MicroStrategy. Neither the Company nor the Subsidiary is liable for the Taxes of any taxpayer other than MicroStrategy (and the members of MicroStrategy’s Affiliated Group) under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise for any taxable period beginning before the Closing Date.

(g) Neither the Company nor the Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign income Tax law).

(h) Neither the Company nor the Subsidiary has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority.

(i) Neither the Company nor the Subsidiary is a party to or bound by any Tax allocation or Tax sharing agreement with any person other than the Company and the Subsidiary, and none has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

Section 2.8 Property.

Each of the Company and the Subsidiary has good title to, a valid leasehold interest in or a valid license to use, all of the real, personal and tangible property pertaining to the Business, free and clear of all Security Interests other than other than (i) mechanic’s, materialmen’s, landlord’s and similar liens incurred in the ordinary course of business, (ii) liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings and (vi) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business (a “Permitted Security Interest”).

Section 2.9 Real Property.

(a) Neither the Company nor the Subsidiary owns any real property.

(b) Section 2.9 of the Disclosure Schedule lists all real property leased or subleased by the Company or the Subsidiary. The Company has made available to Buyer correct and complete copies of the leases and subleases (as amended to date) listed therein. With respect to each such lease and sublease:

(i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(ii) none of the Company or the Subsidiary, or, to the Company’s knowledge, any other party to the lease or sublease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iii) there are no disputes, oral agreements or forbearance programs to which the Company or the Subsidiary is a party in effect as to any lease or sublease; and

(iv) neither the Company nor the Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered, including by sublease, any interest in any leasehold or subleasehold.

Section 2.10 Intellectual Property.

(a) Section 2.10 of the Disclosure Schedule lists all patents, patent registrations, patent applications, trademarks, trademark registrations, trademark applications, trade names (together with the goodwill associated therewith), copyrights, copyright applications and copyright registrations of the Company or the Subsidiary. “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including data, source code and object code, databases and related documentation); and (vii) all other intellectual property.

(b) Neither the Company nor the Subsidiary has been named in any pending suit, action or proceeding which involves a claim of infringement of any Intellectual Property of any third party. To the Company’s knowledge, no third party has infringed, misappropriated, diluted or otherwise conflicted with any Intellectual Property owned by the Company (the “Company Intellectual Property”).

(c) Other than rights and licenses granted in the ordinary course of business, neither the Company nor the Subsidiary has granted to any third party any license or right to the commercial use of any of the Company Intellectual Property.

(d) No loss or expiration of any of the Company Intellectual Property is pending or, to the Company’s knowledge, threatened.

(e) The Company and the Subsidiary have taken all commercially reasonable measures to establish and preserve their respective ownership rights in all Company Intellectual Property, and have not disclosed or allowed to be disclosed any of their trade secrets or confidential information to any third party that they intended to maintain as confidential other than pursuant to a written confidentiality agreement, and have entered into written confidentiality agreements with all of their employees and all of their independent contractors having access to trade secrets or confidential information acknowledging the confidentiality of such trade secrets and confidential information.

(f) The computer software owned by and distributed or maintained by the Company and the Subsidiary (the “Company Software”) does not contain any open source or freeware and is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose source code to any of the Company Software. The Company Software has not been licensed or otherwise provided to any third party, except for licenses to end users entered into in the ordinary course of business.

(g) The Company or the Subsidiary owns, or is licensed or otherwise possesses valid rights to use, all Intellectual Property used in connection with the Business (for avoidance of doubt, other than in respect of the failure to have a valid license to use any patent that has not been issued as of the date hereof, to the extent the same constitutes “Intellectual Property” of a third party, except to the extent the Company has knowledge of such unissued patent and an attorney principally engaged by the Company to analyze its intellectual property matters or other person authorized by the Company to analyze intellectual property matters (an “Authorized IP Reviewer”) has made an informed determination that the Company is reasonably likely to be infringing on such unissued patent were it to issue). Neither the Company nor the Subsidiary infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any third party (for avoidance of doubt, other than any patent that has not been issued as of the date hereof, to the extent the same constitutes “Intellectual Property” of a third party, except to the extent the Company has knowledge of such unissued patent and an Authorized IP Reviewer has made an informed determination that the Company is reasonably likely to be infringing on such unissued patent were it to issue). Notwithstanding the foregoing and for the avoidance of doubt, the Company shall have no obligation to investigate or review unissued patents or to conduct any infringement analysis on any unissued patents.

Section 2.11 Contracts.

(a) Section 2.11(a) of the Disclosure Schedule lists all of the following contracts or agreements to which the Company or the Subsidiary is a party as of the date of this Agreement:

(i) agreement for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $25,000, other than agreements that can be terminated by the Company or the Subsidiary, as applicable, on sixty (60) or fewer days’ notice without payment by the Company or the Subsidiary of any penalty;

(ii) agreement (or group of related written agreements) for the purchase of products or services under which the undelivered balance of such products and services is in excess of $25,000, other than any such contracts and agreements that can be terminated by the Company or the Subsidiary, as applicable, on sixty (60) or fewer days’ notice without payment by the Company or the Subsidiary of any penalty;

(iii) agreement establishing a partnership or joint venture;

(iv) agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness or under which it has imposed a Security Interest on any of its material assets, tangible or intangible, except for any Permitted Security Interest;

(v) agreement that prohibits the Company or the Subsidiary from freely engaging in any commercial activity anywhere in the world;

(vi) agreement for the employment of any individual on a full-time or part-time basis providing base annual compensation at a rate in excess of $100,000 during the year ended December 31, 2008;

(vii) severance, “stay pay” or termination agreement with any officer or other employee (other than agreements for which Buyer will not be obligated following the Closing);

(viii) agreement for the sale of any assets or properties that involves a payment to be made to the Company or any Affiliate thereof in excess of $100,000, other than agreements for the sale of goods and services in the ordinary course of business;

(ix) agreement for the acquisition of any operating business or the capital stock of any other person; and

(x) agreement that relates to Intellectual Property (other than a license granted to the Company or the Subsidiary for commercially available software licensed on standard terms with a total replacement cost of less than $25,000).

(b) The Company has made available to Buyer a correct and complete copy of each contract and agreement required to be listed in Section 2.11(a) of the Disclosure Schedule, each dealer agreement and dealer program agreement of the Company, each Employee’s Standard-Form Employee NDA and each other confidentiality, non-competition, proprietary rights or similar agreement between MicroStrategy and an Employee or any other person who has been an employee of the Company since October 10, 2003 (the “Material Contracts”). Each Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Subsidiary, as applicable, and, to the Company’s knowledge, of each other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), there exists no material defaults of the Company or the Subsidiary, as applicable, or, to the Company’s knowledge, any other party thereto, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the agreement and no party thereto has repudiated any provision of such contract.

(c) Each Dealer/Supplier NDA of the Company and the Subsidiary is listed on Schedule 1.3(b)(x).

Section 2.12 Litigation.

Section 2.12 of the Disclosure Schedule lists, as of the date of this Agreement, each (a) material judgment, order, decree, stipulation or injunction of any Governmental Entity (an “Order”) to which the Company or the Subsidiary is subject and (b) each action, suit or proceeding pending by or before any Governmental Entity to which the Company is a party. No other action, suit or proceeding has been threatened against the Company or the Subsidiary in writing. No other action, suit or proceeding has been threatened against the Company or the Subsidiary (other than in writing) that may reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and the Subsidiary is in compliance with each Order to which the Company or the Subsidiary is subject.

Section 2.13 Labor Matters.

Neither the Company nor the Subsidiary is a party to, or bound by, any collective bargaining agreement. Neither the Company nor the Subsidiary has experienced since January 1, 2007, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

Section 2.14 Employee Benefits.

(a) Section 2.14(a) of the Disclosure Schedule sets forth a list of all employees of the Company (“Employees”) and the date of hire of each such Employee.

(b) Section 2.14(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans sponsored or maintained by the Company or the Subsidiary (the “Company Benefit Plans”) or MicroStrategy or any ERISA Affiliate for the benefit of the Employees (the “MicroStrategy Benefit Plans,” and together with the Company Benefit Plans, the “Business Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, policy, practice or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company and the Subsidiary. MicroStrategy has provided Buyer with copies of the Business Benefit Plans.

(c) Since January 1, 2005, each Business Benefit Plan has been administered in accordance with its terms in all material respects and MicroStrategy, the Company and the Subsidiary have met their obligations with respect to such Business Benefit Plan in all material respects. MicroStrategy, the Company, the Subsidiary and the Business Benefit Plans are in compliance with ERISA, the Code and the terms of such Business Benefit Plans in all material respects. The Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. There are no pending or, to the Company’s knowledge, threatened actions or proceedings with respect to any Company Benefit Plan or the Employees’ participation in the MicroStrategy Benefit Plans. All material contributions, premiums and other payments required to be made to the Company Benefit Plans have been made timely and all contributions, premiums and other payments not yet due to the Company Benefit Plans have been properly accrued. No Company Benefit Plan has any unfunded liabilities that are not accrued. All Company Benefit Plans that provide health and welfare benefits are fully insured. There have been no non-exempt “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4875 of the Code), or breaches of fiduciary duty that could result in any material liability for Buyer or the Company, with respect to any Business Benefit Plan. None of the Company, the Subsidiary or any ERISA Affiliate is a party to, contributes or is obligated to contribute to, or has any liability with respect to, any Multiemployer Plan or to any Employee Benefit Plan covered by Title IV of ERISA. No post-employment welfare benefits cover employees of the Company or the Subsidiary other than health coverage required to be continued under Section 4980B of the Code or other applicable laws.

(d) The consummation of the transactions contemplated by this Agreement will not result in the payment of, accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of, compensation or benefits under any Business Benefit Plan, other than with respect to the Option Plan or with respect to plans for which none of the Company, the Subsidiary or Buyer will have any liability. Each Business Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been maintained in good faith compliance with Section 409A of the Code and the regulations thereunder and no amounts under any such plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

Section 2.15 Legal Compliance.

The Company and the Subsidiary are in compliance with all applicable laws of any federal, state or foreign government, or any Governmental Entity, except where the failure to comply therewith would not reasonably be expected to result in a Company Material Adverse Effect. As of the date hereof, neither the Company nor the Subsidiary has received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice alleging any failure to so comply, and to the Company’s knowledge, none of the foregoing is pending. As of the Closing Date, neither the Company nor the Subsidiary shall have received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice alleging any failure to so comply and to the Company’s knowledge, none of the foregoing shall be pending, in each case other than those which may not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.16 Permits.

Each of the Company and the Subsidiary owns, holds or possesses all material permits, licenses, franchises or authorizations from any Governmental Authority (collectively, the “Permits”) that are necessary to entitle each to own or lease, operate and use its assets and to carry on and conduct the Business as currently conducted. Neither the Company nor the Subsidiary is in violation of or default under any Permit and no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

Section 2.17 Environmental Matters.

There are no actions pending against the Company or the Subsidiary alleging a violation of any laws, judicial decisions, judgments, orders, codes, injunctions, permits and Contracts with Governmental Entities, in each case, applicable to the Company or the Subsidiary, relating to human health, hazardous materials and the preservation of the environment (collectively, “Environmental Laws”), and each of the Company and the Subsidiary is in material compliance with all applicable Environmental Laws and possesses all material permits, authorizations, licenses, exemptions and other governmental authorizations required for its current operations under applicable Environmental Laws.

Section 2.18 Business Relationships with Affiliates.

Section 2.18 of the Disclosure Schedule lists any agreements or arrangements with any officer, director or employee of the Company or the Subsidiary (other than a Seller or a Seller Insider (as defined in Section 3.6)) or any individual related by marriage or adoption to any such person or any entity in which any such person owns any beneficial interest (other than through ownership of less than 5% of the stock of a publicly held company or shares of a mutual fund) (collectively, the “Other Insiders”) to which the Company is a party or which pertains to the Business. No Other Insider (a) owns any property or right, tangible or intangible, which is used in and material to the Company or the Subsidiary, (b) has any material claim or cause of action against the Company or the Subsidiary, or (c) owes any money to, or is owed any money by, the Company or the Subsidiary.

Section 2.19 Sufficiency of Assets.

The assets of the Company and the Subsidiary, together with the facilities leased pursuant to the Sublease, the services to be provided to the Company pursuant to the Transition Services Agreement and the Intellectual Property licensed pursuant to the Software License Agreement, constitute all the material assets and services used by the Company and the Subsidiary in operating the Business as it is currently operated, and, during the term of the Sublease and the Transition Services Agreement, will enable the Company and the Subsidiary to operate the Business in the same manner as operated prior to the Closing.

Section 2.20 Brokers’ Fees.

Except for the fees payable to Imperial Capital, LLC (which fees shall constitute Seller Transaction Expenses), neither the Company nor the Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, represents and warrants to Buyer as to such Seller and only to such Seller, that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule.

Section 3.1 Valid Title.

Such Seller owns of record and beneficially all of the Shares identified as owned by such Seller on Section 2.2 to the Disclosure Schedule, and such Seller shall deliver to Buyer good title to the Shares, free and clear of any Security Interest, other than applicable federal and state securities law restrictions on transfer. Except as set forth on Section 2.2 of the Disclosure Schedule, there are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of such Seller’s Shares, and, other than this Agreement, there are no agreements providing for the disposition or acquisition of such Seller’s Shares.

Section 3.2 Authority.

To the extent applicable, such Seller has all requisite corporate power and authority (to the extent applicable) to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement by such Seller and the performance by such Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf or such Seller. This Agreement has been duly and validly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

Section 3.3 Broker’s Fees.

Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.4 Litigation.

There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to such Seller’s knowledge, threatened against, such Seller which would adversely affect such Seller’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.5 Noncontravention.

Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws or other organizational documents of such Seller;

(b) require on the part of such Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage or instrument to which such Seller is a party or by which the Shares of such Seller are bound or to which any of such Shares is subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to result in a Company Material Adverse Effect;

(d) result in the creation of any Security Interest upon the Shares; or

(e) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, such Seller or any of the Shares held by such Seller.

Section 3.6 Affiliate Transactions.

Section 3.6 of the Disclosure Schedule lists any agreements or arrangements with such Seller or any of its Affiliates or any individual related by marriage or adoption to any such person or any entity in which any such person owns any beneficial interest (other than through ownership of less than 5% of the stock of a publicly held company or shares of a mutual fund) (a “Seller Insider”) to which the Company is a party or which pertains to the Business. Neither such Seller nor any of its Seller Insiders (i) owns any property or right, tangible or intangible, which is used in and material to the Company or the Subsidiary, (ii) has any material claim or cause of action against the Company or the Subsidiary, or (iii) owes any money to, or is owed any money by, the Company or the Subsidiary, other than for earned and unpaid salary or bonuses, benefits under any Company Benefit Plan or any employment-related expenses incurred in the ordinary course of business.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller as of the date hereof and as of the Closing Date that:

Section 4.1 Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

Section 4.2 Authorization of Transaction.

Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of this Agreement and its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This

Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

Section 4.3 Noncontravention.

Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws of Buyer;

(b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

Section 4.4 Broker’s Fees.

Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller may become liable.

Section 4.5 Litigation.

There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.6 Investment Intent.

Buyer is acquiring the Shares for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Shares have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Buyer further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Shares, and that it can bear the economic risk of an investment in the Shares and (b) it has had the opportunity to conduct an independent due diligence review of the Company.

ARTICLE V. PRE-CLOSING COVENANTS

Section 5.1 Efforts.

Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement, including to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities, to effect all registrations, filings and notices with or to Governmental Entities and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Sellers shall bear any out-of-pocket costs associated with obtaining such waivers, permits, consents, approvals or other authorizations.

Section 5.2 Operation of Business.

Except as contemplated by this Agreement, or as set forth on Schedule 5.2 attached hereto, during the period from the date of this Agreement until the Closing Date, the Sellers shall cause the Company and the Subsidiary to conduct the operations of the Business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, the Sellers shall not, without the prior written consent of Buyer, permit the Company or the Subsidiary to take any action which, if taken prior to the date of this Agreement, would be required to be described on Schedule 2.5 attached hereto.

Section 5.3 Access.

Subject to compliance with applicable laws and regulations, and contractual obligations of the Company regarding proprietary information of third parties, the Sellers shall cause the Company to permit the representatives of Buyer listed on Schedule 5.3 attached hereto to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Company or other businesses of the Company or its Affiliates) to its premises, properties, financial and accounting records, contracts, and other records and documents, for reasonable business purposes. Buyer agrees and acknowledges that it shall be bound by the confidentiality obligations contained in each of the letter agreements, dated December 12, 2008, by and between MicroStrategy and Capital Partners Management Company, as amended, and dated May 16, 2008 by and between MicroStrategy and Egis Capital Partners LLC, to the same extent as if Buyer were a party to such agreements. Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers and suppliers of the Company or any of its respective Affiliates in connection with the transactions contemplated by this Agreement, except with the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

Section 5.4 Resignations.

The Sellers shall cause the individuals serving as directors of the Company other than Stephen S. Trundle to resign from the board of directors of the Company and the Subsidiary effective upon the Closing.

Section 5.5 Deposit.

Buyer shall deposit $100,000 in cash with MicroStrategy on the Closing Date (the “Deposit”) to be held as security by MicroStrategy in connection with the Letter of Credit, dated February 11, 2008, issued in favor of TMobile USA, Inc., a Delaware corporation, on behalf of the Company by Bank of America, N.A. (the “Letter of Credit”). The Deposit shall be held by MicroStrategy in a segregated account and MicroStrategy shall invest and reinvest the Deposit in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000.

ARTICLE VI. CONDITIONS PRECEDENT TO CLOSING

Section 6.1 Conditions to Obligations of Buyer.

The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) the Company shall have obtained (or caused to be obtained) all of the waivers, permits, consents, approvals or other authorizations and effected all of the registrations, filings and notices listed on Schedule 6.1(a) attached hereto (collectively, the “Consents”);

(b) the representations and warranties of the Sellers set forth in ARTICLE II that are qualified by materiality or Company Material Adverse Effect and the representations and warranties set forth in Section 2.2 shall be true and correct in all respects at and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct in all respects as of such date), and the representations and warranties of the Sellers set forth in ARTICLE II other than as set forth in Section 2.10(g) that are not qualified by materiality or Company Material Adverse Effect (other than the representations and warranties set forth in Section 2.2) shall be true and correct in all material respects at and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct in all material respects as of such date) and the representations and warranties of the Sellers set forth in Section 2.10(g) shall be true and correct to the knowledge of the Sellers in all material respects at and as of the Closing Date as if made as of the Closing Date;

(c) the representations and warranties of each of the Sellers set forth in ARTICLE III shall be true and correct in all respects at and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct in all respects as of such date);

(d) each of the Sellers shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(e) each of the Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (b), (c) and (d) of this Section 6.1 with respect to such Seller is satisfied;

(f) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause the transactions contemplated by this Agreement to be rescinded following consummation;

(g) Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b);

(h) Buyer shall have received a certificate, in such form as is reasonably satisfactory to Buyer, certifying that each Seller is not a foreign person for purposes of Code Section 1445 or that the purchase is otherwise exempt from withholding under Code Section 1445;

(i) Buyer shall have received reasonably satisfactory evidence that (i) the Company has settled each claim against it by Eon in the United States District Court for the Eastern District of Texas, (ii) that each such claim has been dismissed with prejudice, (iii) the Company has no further or continuing obligation to Eon and (iv) that the Company has received the Eon License;

(j) Buyer shall have received reasonably satisfactory evidence that the Company has purchased (and paid for in full) and cancelled each of the Options in accordance with Sections 1.1 and 1.4 and that the Company has no further or continuing obligation in connection with any of the Options; and

(k) Buyer shall have received such other customary certificates with respect to the Company, the Subsidiary and the Sellers as it shall reasonably request in connection with the Closing.

Section 6.2 Conditions to Obligations of each Seller.

The obligation of each Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by such Seller) of the following conditions:

(a) the representations and warranties of Buyer set forth in ARTICLE IV shall be true and correct in all respects at and as of the Closing Date as if made as of the Closing Date, except (i) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii) below), and (ii) for failures of the representations and warranties to be true and correct as to matters that would not reasonably be expected to result in a Buyer Material Adverse Effect;

(b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) Buyer shall have delivered to each Seller a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.2 is satisfied;

(d) no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause the transactions contemplated by this Agreement to be rescinded following consummation;

(e) Buyer shall have deposited the Deposit with MicroStrategy;

(f) each Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b); and

(g) each Seller shall have received such other customary certificates with respect to Buyer as it shall reasonably request in connection with the Closing.

ARTICLE VII. INDEMNIFICATION

Section 7.1 Indemnification by the Sellers.

(a) Subject to the terms and conditions of this ARTICLE VII, from and after the Closing, each of the Sellers, severally and not jointly, on a pro rata basis based on the percentage set forth opposite such Seller’s name on Exhibit A (such percentage with respect to any Seller, such Seller’s “Pro Rata Portion”) shall indemnify Buyer and (following the Closing) the Company and the Subsidiary and each of their respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) in respect of, and hold the Buyer Parties harmless against, such Seller’s Pro Rata Portion of any and all losses, debts, obligations and other liabilities, demands, claims, actions, causes of action, monetary damages, fines, Taxes, penalties, costs and expenses (including reasonable attorneys’ fee and expenses), whether or not arising out of third party claims (collectively, “Damages”), incurred or suffered by any Buyer Party to the extent resulting from or arising out of or in connection with:

(i) any breach of any representation or warranty of the Sellers contained in ARTICLE II of this Agreement (other than the representations and warranties contained in Section 2.10(g)) or the certificate of the Sellers delivered at the Closing pursuant to Section 6.1(e) (or the assertion by any third party of claims which, if successful, would give rise to any of the foregoing), with the extent of such Damages being determined without regard to any qualification based on materiality or Company Material Adverse Effect contained in any such representation or warranty;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement, or any breach of any covenant or agreement of the Sellers contained in this Agreement to the extent relating to the Sellers’ obligation to cause the Company to comply with such covenant or agreement;

(iii) (1) any Tax of the Company or the Subsidiary for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (allocated in accordance with Section 9.2(b)), (2) any Tax of any member of an affiliated, consolidated, combined or unitary group of which the Company or the Subsidiary (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any similar state, local, or foreign law or regulation, (3) any Tax of any person (other than the Company or the Subsidiary) imposed on the Company or the Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing;

(iv) any Indebtedness of the Company or the Subsidiary or any Seller Transaction Expenses, in each case that was not reflected on the Closing Statement or that was not otherwise paid at Closing by the Company or, on behalf of the Company, by the Sellers when due;

(v) any breach of any representation or warranty of the Sellers contained in Section 2.10(g) of this Agreement (or the assertion by any third party of claims which, if successful, would give rise to the foregoing);

(vi) any of the matters set forth in Section 2.10(g) of the Disclosure Schedule (or the assertion by any third party of claims which, if successful, would give rise to the foregoing); or

(vii) the Lebowitz Claim. “Lebowitz Claim” means any request, demand or claim asserted by any person against the Company, whether directly or for indemnification, arising from, relating to or in connection with any Intellectual Property owned by the Mayer Michael Lebowitz Trust, including the matter that is the subject of the litigation pending in the U.S. District Court for the Eastern District of Texas, Tobi Gellman, as Trustee of the Mayer Michael Lebowitz Trust v. ADT Security Services, Inc., et. al., Civil Action No. 2:07-cv-00282-TJW, as such matter may be amended, progress or otherwise develop.

(b) Subject to the terms and conditions of this ARTICLE VII, from and after the Closing, each of the Sellers, severally and not jointly, shall indemnify the Buyer Parties in respect of, and hold the Buyer Parties harmless against, any Damages incurred or suffered by any Buyer Party to the extent resulting from or arising out of or in connection with:

(i) any breach of any representation or warranty of such Seller contained in ARTICLE III of this Agreement or the certificate of such Seller delivered at the Closing pursuant to Section 6.1(e) (or the assertion by any third party of claims which, if successful, would give rise to any of the foregoing), with the extent of such Damages being determined without regard to any qualification based on materiality or Company Material Adverse Effect contained in any such representation or warranty;

(ii) any breach of any covenant or agreement of such Seller contained in this Agreement; or

(iii) any claim for payment of fees and/or expenses of a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and the Company or the Subsidiary or any of their respective agents or representatives.

Section 7.2 Indemnification by Buyer.

Subject to the terms and conditions of this ARTICLE VII, from and after the Closing, Buyer shall indemnify each Seller in respect of, and hold each Seller harmless against, any and all Damages incurred or suffered by any Seller or any Affiliate thereof to the extent resulting from or arising out of or in connection with:

(a) any breach of any representation or warranty of Buyer contained in ARTICLE IV of this Agreement or the certificate of Buyer delivered at the Closing pursuant to Section 6.2(c) (or the assertion by any third party of claims which, if successful, would give rise to any of the foregoing); or

(b) any breach of any covenant or agreement of Buyer contained in this Agreement (or the assertion by any third party of claims which, if successful, would give rise to any of the foregoing).

Section 7.3 Claims for Indemnification.

(a) Third-Party Claims. Except with respect to the Lebowitz Claim as described in Section 7.3(c), all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures. A person entitled to indemnification under this ARTICLE VII (an “Indemnified Party”) with respect to a Third Party

Claim shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its or his liabilities hereunder except to the extent such failure shall have harmed or prejudiced the Indemnifying Party. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall only be permitted to assume such defense so long as (i) such Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief (and does not involve criminal or quasi criminal allegations or a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects), (ii) the aggregate amount claimed pursuant to such Third Party Claim does not exceed two times (2X) the then-remaining amount of the General Cap, (iii) the Indemnifying Party and the Indemnified Party do not have conflicting interests with respect to such action, suit, proceeding or claim and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnified Party may immediately assume control of the defense (to the extent permitted by judge or arbitrator) and the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that (i) provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 7.1 or 7.2, as applicable, (ii) does not include a complete release of the Indemnified Party from all Liability with respect to such claim with prejudice, or (iii) that imposes any liability or obligation on the Indemnified Party, without the prior written consent of the Indemnified Party. If the Indemnified Party assumes the defense of any action, suit, proceeding or claim which the Indemnifying Party is not entitled to assume pursuant to this Section 7.3(a) (other than the Lebowitz Claim), such Indemnified Party shall not be entitled to agree to any settlement of any such action, suit, proceeding or claim that imposes any liability or obligation on Sellers, without the prior written consent of Sellers, not to be unreasonably withheld or delayed. In the event that such consent is unreasonably withheld or delayed, the Indemnified Party may settle such action, suit, proceeding or claim in a manner that would impose a liability on Sellers, provided that the liability with respect to such settlement shall be subject to the limitations set forth in Section 7.5 to the extent applicable.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE VII which is not subject to Section 7.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VII and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction.

(c) Lebowitz Claims. Notwithstanding anything contained herein to the contrary, the Company shall have exclusive control of the defense of the Lebowitz Claim; provided, however, that Buyer shall cause the Company to retain counsel reasonably acceptable to MicroStrategy (it be understood and agreed that Hogan & Hartson LLP shall be acceptable to MicroStrategy) and shall conduct the defense of any such claim actively and diligently. If the Company does not assume control of the defense of any such claim or conduct the defense of any such claim actively and diligently, Sellers shall be entitled to assume any such defense as a Third Party Claim under Section 7.3(a). Buyer shall cause the Company to give prompt written notification to Sellers of the commencement of the Lebowitz Claim and shall keep Sellers advised of the status of the Lebowitz Claim and shall consider recommendations made by the Seller with respect thereto; provided that the failure to so notify or advise Sellers shall not relieve Sellers of their liabilities hereunder except to the extent that such failure shall have harmed or prejudiced the Sellers. Buyer shall have the right to settle the Lebowitz Claim without the consent of any Seller; provided that any such settlement that imposes any liability or obligation on Sellers shall be commercially reasonable and entered into in good faith.

Section 7.4 Survival.

(a) The representations and warranties of each of the Sellers and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 6.1(e) and 6.2(c) shall survive the Closing. Notwithstanding the foregoing, no Party shall be entitled to recover for any Damages pursuant to Section 7.1(a)(i), Section 7.1(a)(v), Section 7.1(a)(vi), Section 7.1(b)(i) or 7.2(a) unless written notice of a claim thereof is delivered to the applicable Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term

“Applicable Limitation Date” shall mean the date that is eighteen (18) months following the Closing Date; provided that the Applicable Limitation Date with respect to the following Damages shall be as follows: (i) with respect to any Damages arising from or related to a breach of the representations and warranties of the Sellers set forth in Section 2.17 (Environmental Matters) (the “Statute of Limitations Representation”), the Applicable Limitation Date shall be the 30th day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), (ii) with respect to any Damages arising from or related to a breach of the representations and warranties of the Sellers set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Capitalization), Section 2.20 (Broker’s Fees) and ARTICLE III (collectively, the “Fundamental Representations”), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever), (iii) with respect to any Damages arising from or related to a breach of the representations and warranties of Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authorization of Transactions) or Section 4.4 (Broker’s Fees) there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever) and (iv) Section 2.7 (Tax Matters) shall expire at the Closing (it being understood that Sections 7.1(a)(iii) and Article IX shall in no way be affected by such expiration).

(b) The covenants or other agreements contained in this Agreement shall survive the Closing Date until the expiration of the term of the undertaking set forth in such covenant or agreement (other than the covenants and agreements set forth in Section 5.2 solely to the extent such covenants and agreements relate to the representations and warranties set forth in Section 2.5 which in each case shall not survive the Closing Date).

(c) No Party will be liable hereunder with respect to claims referred to in subsection (a) above with respect to any representation or warranty unless the Party seeking indemnification gives written notice thereof within the Applicable Limitation Date, if any, with respect to such representation or warranty. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the Indemnifying Party shall be required to indemnify hereunder for all Damages which such Parties may incur (subject to, as applicable, the limitations set forth in Section 7.5 below) in respect of the matters which are the subject of such claim, regardless of when incurred.

Section 7.5 Limitations.

(a) Subject to Sections 7.5(b), 10.4(e) and 10.6(e) and except with respect to claims made pursuant to ARTICLE IX, from and after the Closing, the rights of the Indemnified Parties under this ARTICLE VII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Subject to Section 7.5(b), from and after the Closing, the rights of the Parties under ARTICLE IX shall be the sole and exclusive remedy of the Parties with respect to the subject matter of ARTICLE IX. Without limiting the generality of the foregoing two sentences, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party which suffers any Damages by reason thereof shall be entitled to seek recovery therefore against the person or persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c) The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

(d) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i) the aggregate liability of each Seller for all Damages under any of Section 7.1(a)(i) for breaches of representations and warranties contained in ARTICLE II (other than Section 2.10(g)), Section 7.1(a)(v) for breaches of representations and warranties contained in Section 2.10(g), Section 7.1(a)(vi) with respect to the matters set forth in Section 2.10(g) of the Disclosure Schedule, Section 7.1(a)(vii) with respect to the Lebowitz Claim and Section 7.1(b)(i) for breaches of representations and warranties contained in ARTICLE III of this Agreement shall not exceed in the aggregate such Seller’s Pro Rata Portion of an amount equal to $4,590,000 (the “General Cap”), subject to any amounts to be credited against the General Cap pursuant to Section 7.5(d)(iii); provided that the foregoing limitation shall not apply to any Damages arising from or related to the Sellers’ indemnification obligations arising under the Fundamental Representations or the Statute of Limitations Representations.

(ii) the Sellers shall be liable under Section 7.1(a)(i) for breaches of representations and warranties contained in ARTICLE II and Section 7.1(b)(i) for breaches of representations and warranties contained in ARTICLE III of this Agreement for only that portion of the aggregate Damages that exceeds $153,000 (it being understood that the Sellers shall not be liable, in any event, for the first $153,000 of said Damages under Section 7.1(a)(i) and Section 7.1(b)(i))(the “General Basket”); provided that the foregoing limitation shall not apply to any Damages arising from or related to the Sellers’ indemnification obligations arising under the Fundamental Representations or the Statute of Limitations Representations;

(iii) the Sellers shall be liable under Section 7.1(a)(v) for breaches of representations and warranties contained in Section 2.10(g), under Section 7.1(a)(vi) with respect to the matters set forth in Section 2.10(g) of the Disclosure Schedule and under Section 7.1(a)(vii) with respect to the Lebowitz Claim for 50% of the aggregate Damages up to $4,000,000 in the aggregate (the “Special Indemnity Amount”); provided, however, that the maximum amount for which Sellers shall be liable for the Lebowitz Claim shall be 50% of the aggregate Damages up to $700,000. The Special Indemnity Amount for which the Sellers are liable under this Section 7.1(d)(iii) shall be credited against the General Cap and shall reduce the total amount payable under the General Cap. For the avoidance of doubt, if there have been no Damages for which the Sellers have been liable pursuant to Section 7.1(a)(i) for breaches of representations and warranties contained in ARTICLE II (other than Section 2.10(g)) or Section 7.1(b)(i) for breaches of representations and warranties contained in ARTICLE III of this Agreement, and a claim arises for which Sellers are liable under Section 7.1(a)(vi) with respect to the matters set forth in Section 2.10(g) of the Disclosure Schedule, which claim results in Buyer suffering Damages of $5,500,000 in the aggregate, then each Seller shall be obligated to indemnify Buyer for such Seller’s Pro Rata Portion of 50% of the first $4,000,000 of such Damages and the Sellers would not be liable for the remaining $1,500,000 of such Damages and thereafter the General Cap would be reduced to $2,590,000 and the Sellers would no longer have any liability under Section 7.1(a)(v) for breaches of representations and warranties contained in Section 2.10(g), under Section 7.1(a)(vi) with respect to the matters set forth in Section 2.10(g) of the Disclosure Schedule or under Section 7.1(a)(vii) with respect to the Lebowitz Claim; and

(iv) Buyer shall not be entitled to make any claim for indemnification with respect to any matter to the extent the Closing Statement reflects such matter pursuant to Section 1.3(b)(i), and the amount of any Damages for which indemnification is provided under this ARTICLE VII or ARTICLE IX, shall be calculated net of any accruals, reserves or provisions reflected in the Final Closing Working Capital Statement relating thereto.

(e) No Indemnifying Party shall be responsible and liable for any Damages or other amounts under this ARTICLE VII that are (i) consequential, in the nature of lost profits, diminutions in value, special or punitive or (ii) contingent, unless and until such Damages are actual and mature; provided that Damages awarded to third parties in respect of any Third Party Claims shall be considered direct Damages and not consequential, in the nature of lost profits, diminutions in value, special or punitive Damages. Buyer shall (and shall cause the Company to) use commercially reasonable efforts to minimize the Damages for which indemnification is provided to Buyer by Seller under ARTICLE VII.

(f) The amount of any Damages for which indemnification is provided under this ARTICLE VII shall be reduced by any related recoveries which the Indemnified Party actually receives under insurance policies (net of costs of collection and the present value of any premium increases) and any Tax benefits actually received in the year of the Damages giving rise to the indemnification right (measured on a “with and without” basis) (“Tax Benefits”) by the Indemnified Party or any of its Affiliates on account of the matter resulting in such Damages or the payment of such Damages. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and Tax Benefits to which it may be entitled in connection with any Damages it incurs, and each of Buyer, Seller and the Indemnified Party with respect to any indemnification claim shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within ten (10) days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this ARTICLE VI with respect to such claim plus the amount of the insurance payments received (net of costs of collection and the present value of any premium increases), over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this ARTICLE VII.

(g) Notwithstanding the provisions of Section 7.1(a)(v) or Section 7.1(a)(vi) of this Agreement, the Sellers shall not be liable for any Damages under Section 7.1(a)(v) or Section 7.1(a)(vi) to the extent resulting from or arising out of or in connection with the taking of any affirmative actions by Buyer that contribute to a Buyer Party incurring or suffering Damages, including Buyer bringing or threatening to bring a legal action against a third party or any of its Affiliates.

Section 7.6 Waiver, Release and Discharge.

Each Seller does hereby unconditionally and irrevocably release, waive and forever discharge, as of the Closing Date, each of the Company, the Subsidiary and Buyer and each of their past and present directors, officers, employees, agents, stockholders, insurers and Affiliates (the “Buyer Released Parties”), from any and all Liabilities to such Seller of any kind or nature whatsoever, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing Date (with the exception of any obligations of the Released Parties pursuant to this Agreement and the other agreements contemplated hereby), including any and all of the foregoing arising out of or relating to (i) such Seller’s capacity as a current or former stockholder, optionholder or agent of the Company or the Subsidiary, (ii) any rights of indemnification or contribution, whether pursuant to the Released Parties’ certificate of incorporation, bylaws, contracts, applicable law or otherwise or (iii) any contract, agreement or other arrangement (except this Agreement and the other Transaction Documents) entered into or established prior to the Closing Date, including any stockholders agreements, employment agreements, previous noncompetition agreements, indemnification or contribution agreements (with the effect that any Liability or obligation of the Company and the Subsidiary under any such contract, agreement or other arrangement, including any provision purporting to survive termination of such contract, agreement or other arrangement and without regard to any notice requirement thereunder, is hereby terminated in its entirety). The Sellers understand and agree that, other than with respect to obligations of the Buyer Released Parties arising under this Agreement, the other agreements contemplated hereby, this is a full and final general release of all Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Buyer Released Parties on or prior to the Closing Date. Notwithstanding the foregoing, nothing contained in this Section 7.6 shall release, waive or discharge any Liability owed by any Buyer Released Party to a Seller for earned and unpaid salary or bonuses, benefits under any Company Benefit Plan or any employment related expenses incurred in the ordinary course of business.

Section 7.7 Treatment of Indemnification Payments.

For purposes of Section 9.5, all indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.

Section 7.8 Satisfaction of Indemnification Obligations.

Each of the Cash Sellers shall satisfy any indemnification obligations hereunder in cash in immediately available funds. Each Rollover Seller shall have the right to satisfy his or its indemnification obligations at his or its option, either (i) by paying in cash in immediately available funds, (ii) by issuance of a promissory note substantially in the form attached hereto as Exhibit G-1 or G-2, as applicable, for the amount required to be paid, or (iii) after the purchase by Buyer of the Rollover Shares, by instructing Buyer to cancel a number of shares of Series A Convertible Preferred Stock owned by such Rollover Seller equal to the amount of such indemnification obligations divided by the fair market value per share of the Series A Convertible Preferred Stock determined at the time of payment (it being understood that if such Rollover Seller is unable to fully satisfy his or its indemnification obligations through cancellation of such shares and elects not to fully satisfy such obligations by issuance of a promissory note, he or it shall be obligated to satisfy any remaining balance through the payment of cash in immediately available funds).

ARTICLE VIII. RESERVED

ARTICLE IX. TAX MATTERS

Section 9.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) MicroStrategy shall prepare and timely file or shall cause to be prepared and timely filed (i) all Tax Returns for any Income Taxes of the Company and the Subsidiary for all taxable periods that end on or before the Closing Date, and (ii) all other Tax Returns of the Company and the Subsidiary required to be filed (taking into account extensions) prior to the Closing Date. MicroStrategy shall make or cause to be made all payments required with respect to any such Tax Returns. Buyer shall promptly reimburse MicroStrategy for the amount of any such Taxes paid by MicroStrategy to the extent such Taxes are attributable (as determined under Section 9.2 hereof) to periods following the Closing Date.

(b) Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Company and the Subsidiary. Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that MicroStrategy shall promptly reimburse Buyer to the extent any payment Buyer is required to make relates to the operations of the Company or the Subsidiary for any period ending (or deemed pursuant to Section 9.2(b) to end) on or before the Closing Date.

(c) Any Tax Return to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return to the extent allowable by law. Buyer shall provide MicroStrategy with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by MicroStrategy) at least 20 days prior to the filing of such Tax Return for review and comment. Buyer shall prepare such Tax Returns by taking into account any reasonable comments of MicroStrategy.

(d) Buyer and the Sellers shall each be responsible for the payment of one-half (1/2) of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement.

(e) Each Seller shall pay or cause to be paid any Tax incurred by such Seller directly attributable to the making of the Section 338(h)(10) Election described in Section 9.5. Buyer shall be responsible for the payment of any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer or Buyer’s Affiliates occurring after the Closing on the Closing Date.

Section 9.2 Allocation of Certain Taxes.

(a) Buyer and MicroStrategy agree that if Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and MicroStrategy shall treat such day as the last day of a taxable period. Buyer and MicroStrategy agree that they will treat the Company and the Subsidiary as if they ceased to be part of the affiliated group of corporations of which MicroStrategy is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

(b) The Taxes for a taxable period beginning before and ending after the Closing Date shall be allocated to the pre-Closing and post-Closing period as set forth in this Section 9.2(b). The Taxes allocable to the portion of such taxable period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 9.1(d), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. Any remaining Taxes for such a taxable period shall be allocable to the portion of such taxable period beginning on the day after the Closing Date.

Section 9.3 Refunds and Carrybacks.

(a) MicroStrategy shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods ending (or deemed pursuant to Section 9.2(b) to end) on or before the Closing Date, except to the extent attributable to tax attributes arising in any post-Closing period.

(b) Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to taxable periods beginning (or deemed pursuant to Section 9.2(b) to begin) after the Closing Date.

(c) Buyer shall forward to or reimburse MicroStrategy for any refunds (including any interest paid thereon) or credits due MicroStrategy after receipt thereof, and MicroStrategy shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) or credits due Buyer after receipt thereof.

Section 9.4 Cooperation on Tax Matters; Tax Audits.

(a) Buyer and MicroStrategy and its respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which any such Party could reasonably require the assistance of another such Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable governmental authority responsible for the imposition of Taxes (the “Taxing Authority”) which relate to the Business, and providing copies of all relevant Tax Returns to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. Buyer and Seller and its respective Affiliates shall make its respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) MicroStrategy shall have the right, at their own expense, to control any audit or examination by any Taxing Authority (“Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Business. Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; provided that, with respect to (i) any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause MicroStrategy to become obligated to make any payment pursuant to Section 9.1(a) hereof, Buyer shall consult with MicroStrategy with respect to the resolution of any issue that would affect MicroStrategy, and not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of MicroStrategy, which consent shall not be unreasonably withheld. Where consent to a settlement is withheld by MicroStrategy pursuant to this Section, MicroStrategy may continue or initiate any further proceedings at its own expense, provided that any liability of Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had MicroStrategy not withheld its consent.

Section 9.5 Section 338(h)(10) Election.

(a) MicroStrategy will join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law)

with respect to the purchase of the Shares hereunder (a “Section 338(h)(10) Election”). The Company, MicroStrategy and Buyer shall be jointly responsible for preparing and timely filing any forms used to make a Section 338(h)(10) Election, including the joint preparation and filing of IRS Form 8023 and related schedules. Such forms shall be filed timely following the Closing. Each of MicroStrategy and Buyer shall sign prior to or at the Closing all federal and state forms used to make a Section 338(h)(10) Election requiring its signatures, which forms shall be thereafter filed by Buyer as described in the preceding sentence. The Company and MicroStrategy will provide Buyer with any information regarding the Company as is necessary for Buyer to complete IRS Form 8883 and any supplements thereto. Buyer shall complete Form 8883 taking into account the Section 1060 Allocation (defined in Section 9.5(b)). Buyer will provide a copy of the completed Form 8883 to the Company and the Sellers. Buyer shall be responsible for filing the Form 8023. Each of the Company, MicroStrategy and the Buyer shall be responsible for filing the Form 8883 with the appropriate Tax Returns.

(b) Within 90 days of the Closing Date, Buyer shall provide the Sellers with an allocation of the Purchase Price and the liabilities of the Company (plus other relevant items) to the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Section 1060 Allocation”) for all purposes (including Tax and financial accounting) (the “Purchase Price Allocation”). Buyer shall permit the Sellers to review and comment on the Purchase Price Allocation and shall make such revisions as are reasonably requested by the Sellers. Buyer, the Company, and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

ARTICLE X. FURTHER AGREEMENTS

Section 10.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations, including the Confidentiality Agreement, and applicable laws and regulations, following the Closing, MicroStrategy and Buyer shall afford each other and their Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, personnel, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Company or the Subsidiary prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 10.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the Closing Working Capital Statement, resolving any differences between the Parties with respect to the Closing Working Capital Statement, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b) Access to Personnel. Following the Closing, MicroStrategy and Buyer shall use commercially reasonable efforts to make available to the each other, upon written request, such Party’s and its Affiliates’ officers, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Company or the Subsidiary prior to the Closing or for any other matter referred to in Section 10.1(a).

(c) Reimbursement. A Party providing Information or personnel to another Party under Section 10.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to officers and employees of the providing Party or its Affiliates.

(d) Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, Buyer and MicroStrategy shall each (and each shall cause its Affiliates to) use commercially reasonable efforts to preserve all Information in its possession pertaining to the Company or the Subsidiary prior to the Closing until December 31, 2012. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(e) Preparation of Company Financial Statements. Without limitation of the provisions of Section 10.1(a), following the Closing, Buyer shall promptly provide to MicroStrategy and its Affiliates all information relating to the Company and the Subsidiary reasonably required for MicroStrategy and its Affiliates to prepare the financial statements of MicroStrategy and its Affiliates (including any financial statements required to be included in any reports filed by MicroStrategy with the Securities and Exchange Commission). During the period of preparation of such financial statements, Buyer shall provide MicroStrategy and its Affiliates (and their auditors) with all reasonable access to the Company and the Subsidiary, each of their respective financial management, including the financial directors of the Company and the Subsidiary, as applicable, and any accountant’s work papers and their books, accounts and records during normal business hours and in a manner so as not to unreasonably interfere with the conduct of business.

Section 10.2 Disclosure Generally.

Any information furnished in any section of the Disclosure Schedule shall be deemed to modify the Sellers’ representations and warranties in other sections of this Agreement to the extent the applicability thereto is reasonably apparent. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Company or the Subsidiary, has resulted in or would result in a Company Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms “to the Company’s knowledge,” “to the knowledge of the Company”,

“known by the Company” or other words of similar meaning shall mean the actual knowledge of the persons listed on Schedule 10.2 attached hereto, and shall not refer to the knowledge of any other person or entity.

Section 10.3 Acknowledgments by Buyer.

Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, including the Subsidiary, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in ARTICLE II and ARTICLE III of this Agreement, including the Disclosure Schedule. Such representations and warranties constitute the sole and exclusive representations and warranties of the Sellers to Buyer in connection with the transactions contemplated hereby (other than the representations and warranties in the other documents referred to herein with respect to the subject matter thereof), and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the business and any set forth in the confidential descriptive memorandum previously delivered to Buyer or in the dataroom), are specifically disclaimed by the Sellers. Buyer also acknowledges that its sole and exclusive recourse in respect of the transactions contemplated by this agreement is to assert rights of Buyer pursuant to ARTICLE VII, ARTICLE IX, Section 10.4(e) and Section 10.6(e). The provisions of this Section 10.3 are subject in all respects to Section 7.5(b).

Section 10.4 Certain Employee Benefits Matters.

(a) Employees. Nothing in this Agreement shall limit the ability of Buyer or the Company or any of their Affiliates to terminate the employment of any Employee at any time following the Closing Date for any reason, including without cause.

(b) Cessation of Business Benefit Plan Participation; 401(k) Plan Matters. Except as otherwise required by applicable law or provided under the Transition Services Agreement, the Employees shall cease to participate in or accrue further benefits under the MicroStrategy Benefit Plans immediately prior to the Closing Date but shall continue to participate in or accrue further benefits under the Company Benefit Plans. Effective as of the Closing, all Employees who participate in the defined contribution plan qualified under Section 401 of the Code sponsored by MicroStrategy (the “Seller’s 401(k) Plan”) shall cease to participate in said plan. On the Closing Date or as soon as practicable thereafter, MicroStrategy shall make all employee and employer contributions to the Seller’s 401(k) Plan on behalf of Employees to the extent not previously made for any period prior to the Closing Date. Buyer shall establish a defined contribution plan qualified under Section 401 of the Code and which includes a cash or deferred arrangement which qualifies under Section 401(k) of the Code (the “Buyer’s 401(k) Plan”). As soon as practicable after Buyer establishes Buyer’s 401(k) Plan, MicroStrategy shall cause the transfer of (i) the account balances (whether vested or unvested) of the Employees who participate under Seller’s 401(k) Plan including outstanding loans of such persons and (ii) an amount of assets in cash equal to the aggregate account balances (net of plan loans) and promissory notes evidencing outstanding loans of such persons to Buyer’s 401(k) Plan, valued as of the day immediately preceding the date of transfer. MicroStrategy shall ensure that all participant accounts invested in employer securities shall be liquidated prior to the date of transfer. Pending such transfer, the Seller’s 401(k) Plan accounts of the Employees shall be maintained on the same basis as other former employees of MicroStrategy, provided, however, that no plan loans will be placed into default prior to such transfer unless the Seller’s 401(k) Plan requires otherwise or an Employee fails to make an installment payment on a timely basis and provided that the Closing shall not be treated as entitling the Employees to a distribution from the Seller’s 401(k) Plan. Buyer shall, promptly following the establishment of Buyer’s 401(k) Plan, notify MicroStrategy in writing of the identity of Buyer’s 401(k) Plan and shall cause Buyer’s 401(k) Plan to accept the transfers referred to in this Section 10.4(b).

(c) Employment Related Liabilities. Except as provided under the Transition Services Agreement, Buyer or the Company shall assume or retain liability for and shall pay directly to the appropriate Employee any amounts to which any Employee becomes entitled under any severance plan, agreement, or arrangement, employment agreement, or applicable law that exists or arises (or may be deemed to exist or arise) as a result of, or in connection with (i) the employment of any Employee on or after the Closing Date, (ii) any change or proposed change to the remuneration, benefits, terms and conditions of employment, or the working conditions of any Employee after the Closing Date, or (iii) the termination of employment of any Employee on or after the Closing Date. Buyer shall assume accrued paid time off benefits and accrued bonuses of the Employees to the extent such amounts are included in the calculation of Working Capital.

(d) U.S. COBRA. Buyer agrees to provide any required notice under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any other similar applicable law after the Closing Date relating to any health plan maintained by Buyer or the Company on or after the Closing Date. MicroStrategy shall retain all liabilities for providing or continuing to provide post-employment health coverage under COBRA or otherwise with respect to current and former employees of the Business for all COBRA qualifying events occurring prior to the expiration of transition services.

(e) Indemnity. Except for the Company Benefit Plans, Sellers shall indemnify and hold Buyer, the Company and its Affiliates harmless with respect to any liabilities associated with all Employee Benefit Plans, programs and arrangements, including all MicroStrategy Benefit Plans, and any other Employee Benefit Plans sponsored, maintained or contributed to by Sellers or any of their ERISA Affiliates, other than with respect to amounts reflected on the Final Closing Working Capital Statement or amounts owed under the Transition Services Agreement.

(f) No Third Party Beneficiaries. Nothing in this Section 10.4 or any other provision of this Agreement shall create any third party beneficiary right in any person other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with the Company, Buyer or any of their respective Affiliates. Nothing in this Section 10.4 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of the Company, Buyer or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 10.5 No Use of Name.

Following the Closing, other than incidental use in the ordinary course of business of collateral material existing at the Closing, (a) Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of MicroStrategy (the “Retained Marks”), including those Retained Marks listed on Schedule 10.5, and will not hold itself out as having any affiliations with MicroStrategy other than with respect to the documents referred to herein and (b) MicroStrategy shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of the Company, including “Alarm” and “Alarm.com,” and will not hold itself out as having any affiliations with Buyer or the Company other than with respect to the documents referred to herein and its historical affiliation as former majority owner of the Company.

Section 10.6 Non-Competition, Non-Solicitation and Confidentiality.

(a) Non-Competition. During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, each Seller severally covenants and agrees that he or it shall not, and shall not allow their respective direct or indirect subsidiaries, for its or his own account or the account of any other person (other than Buyer), to, engage (including as an owner, manager or employee) in the business of selling residential and commercial alarm security products and services anywhere in the world (a “Competitive Business”); provided, however, that the foregoing covenant shall not prohibit, or be interpreted as prohibiting, such Seller from:

(i) owning up to 2% of the equity of a publicly traded company; or

(ii) acquiring any person or entity which engages in a Competitive Business if either:

(A) in the calendar year prior to such acquisition, the consolidated revenues of such person or entity from its Competitive Business did not constitute more than 15% of the total consolidated revenues of such person or entity; or

(B) such Seller promptly commences and pursues the transfer of that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by such Seller in its sole discretion until the earlier to occur of (i) the transfer of such Competitive Business, which shall be effected not later than the 12-month anniversary of such acquisition or (ii) the fifth anniversary of the Closing Date.

(b) Seller Non-Solicitation. Each Seller agrees, on behalf of itself and each of its direct or indirect subsidiaries, that each Seller shall not:

(i) induce or attempt to induce any Covered Employee to leave the employ of the Company or the Subsidiary, or in any way interfere with the relationship between the Company or the Subsidiary and any Covered Employee (other than by way of a general solicitation not targeted at such person or employees of the Company or the Subsidiary);

(ii) during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, hire any Covered Employee; or

(iii) during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, induce or attempt to induce any customer, supplier, licensee, licensor or other material business relation of the Company or the Subsidiary to cease doing business with Buyer, the Company or the Subsidiary, or in any way interfere with the relationship between such supplier, licensee, licensor or material business relation and Buyer, the Company and the Subsidiary; or

(iv) during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, make any negative statements or communications about Buyer, the Company or the Subsidiary (except as required by law).

For purposes of this Agreement, “Covered Employee” shall mean, as of the date of determination, any then-current employee of the Company or the Subsidiary or any individual whose employment with the Company or the Subsidiary has been terminated for a period of less than six months; provided that the individual listed in Section 10.6 of the Disclosure Schedule shall not be considered a “Covered Employee” for purposes of this Agreement.

(c) Buyer Non-Solicitation. Buyer agrees, on behalf of itself and each of its direct or indirect subsidiaries, that Buyer shall not:

(i) induce or attempt to induce any MicroStrategy Employee that is a Vice President, Executive Vice President or “officer” (as defined in Rule 16a-1 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) of MicroStrategy to leave the employ of MicroStrategy or any of its subsidiaries, or in any way interfere with the relationship between MicroStrategy and its direct or indirect subsidiaries (collectively, the “MicroStrategy Entities”) and any such person (other than by way of a general solicitation not targeted at employees of any of the MicroStrategy Entities);

(ii) during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, induce or attempt to induce any MicroStrategy Employee who is an engineer to leave the employ of any MicroStrategy Entity, or in any way interfere with the relationship between a MicroStrategy Entity and any such person (other than by way of a general solicitation not targeted at employees of any of the MicroStrategy Entities);

(iii) during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, hire any MicroStrategy Employee; or

(iv) during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, induce or attempt to induce any customer, supplier,

licensee, licensor or other material business relation of any of the MicroStrategy Entities to cease doing business with any of the MicroStrategy Entities or in any way interfere with the relationship between such supplier, licensee, licensor or material business relation and any of the MicroStrategy Entities (including making any negative statements or communications about MicroStrategy, except as required by law).

For purposes of this Agreement, “MicroStrategy Employee” shall mean, as of the date of determination, any then-current employee of any of the MicroStrategy Entities or any individual whose employment with any of the MicroStrategy Entities has been terminated for a period of less than six months; provided that the individual listed in Section 10.6 of the Disclosure Schedule shall not be considered a “MicroStrategy Employee” for purposes of this Agreement.

(d) Confidentiality. Each Seller shall treat and hold as confidential any information concerning the business and affairs of the Company and the Subsidiary, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Buyer Confidential Information”), refrain from using any of the Buyer Confidential Information except in connection with this Agreement and enforcing its rights under this Agreement, and shall deliver promptly to Buyer, at the request and option of Buyer, copies of all tangible embodiments of the Buyer Confidential Information which are in such Seller’s possession or under such Seller’s control. Notwithstanding the foregoing, Buyer Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 10.6(d), (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information or (iii) is or has been independently developed without violating any obligation of confidentiality hereunder. If any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Buyer Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Buyer Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Buyer Confidential Information to the tribunal, provided that such Seller shall use its commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Buyer Confidential Information required to be disclosed as Buyer shall designate.

(e) Remedy for Breach. Notwithstanding Section 7.5(a), each Seller acknowledges and agrees that in the event of a breach by it (or any of its Affiliates) of any of the provisions of this Section 10.6, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, Buyer, the Company and the Subsidiary, and/or their respective successors or assigns, as applicable, may, in addition to any other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or other security or proving actual damages.

(f) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.6 is invalid or unenforceable, each Party agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g) Acknowledgment. Each Seller acknowledges and agrees that (i) the restrictions contained in this Section 10.6 for the benefit of Buyer are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and are necessary to protect the value of the Business (including its goodwill), and (ii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 10.6.

(h) Refund of Deposit. Upon the expiration, termination or replacement of the Letter of Credit, MicroStrategy shall refund to Buyer in cash the amount of the Deposit less any amounts drawn under the Letter of Credit on or after the Closing Date plus any and all interest and dividends thereon (net of any applicable fees and expenses).

ARTICLE XI. MISCELLANEOUS

Section 11.1 Press Releases and Announcements.

Each Party shall have the right to issue a press release announcing the execution of this Agreement and a press release announcing the Closing of the transactions contemplated hereby, in each case subject to the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Except as set forth in the preceding sentence, no Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

Section 11.2 No Third Party Beneficiaries.

Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of ARTICLE VII are intended for the benefit of the entities and individuals specified therein and its respective legal representatives, successors and assigns.

Section 11.3 Entire Agreement.

This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement by and between Buyer and the Sellers. This Agreement (including the documents referred to herein) supersedes any prior agreements or representations by or between Buyer and the Sellers, whether written or oral, with respect to the subject matter hereof (other than the Confidentiality Agreement).

Section 11.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

Section 11.5 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

Section 11.6 Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.7 Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer:

Alarm.com Holdings, Inc.

c/o ABS Capital Management Company

400 East Pratt Street, Suite 910

Baltimore, MD 21202

Telecopy: (410) 246-5606

Attention: Ralph Terkowitz

Copy to:

Hogan & Hartson LLP

111 S. Calvert Street, Suite 1600

Baltimore, MD 21202

Telecopy: (410) 539-6981

Attention: David A. Gibbons

If to MicroStrategy:

MicroStrategy Incorporated

1861 International Drive

McLean, VA 22102

Telecopy: (703) 848-8669

Attention: President

Copies to:

MicroStrategy Incorporated

1861 International Drive

McLean, VA 22102

Telecopy: (703) 905-6637

Attention: General Counsel

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Telecopy: (617) 526-5000

Attention: Thomas S. Ward, Esq.

If to any other Seller:

Backbone Partners, LLC

c/o Stephen S. Trundle

203 Lawton Street

Falls Church, VA 22046

Copy to:

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, Virginia 22102

Telecopy: (703) 760-7777

Attention: Gregory M. Giammittorio, Esq.

David B. Sherwood, Jr.

1133 Dogwood Dr.

McLean, VA 22101

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 11.8 Governing Law.

Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Virginia.

Section 11.9 Amendments and Waivers.

The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.10 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 11.11 Expenses.

Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that if the transactions contemplated hereby are consummated, the Company shall pay up to $1,500,000 of such costs and expenses of Buyer and up to $130,000 of such costs and expenses of Backbone Partners, LLC and/or Stephen S. Trundle after the Closing (and for the avoidance of doubt, such amounts to reimbursed by the Company shall not be taken into account in calculating the Closing Working Capital Amount pursuant to Section 1.7 of this Agreement). For the avoidance of doubt, it is understood that investment banking fees owed to Imperial Capital, LLC, outside counsel fees of Wilmer Cutler Pickering Hale and Dorr LLP and any other advisory fees incurred by the Company prior to the Closing or MicroStrategy are Seller Transaction Expenses, and not expenses of the Company.

Section 11.12 Specific Performance.

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter.

Section 11.13 Construction.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a law include any rules, regulations and delegated legislation issued thereunder and (xi) references to a “person” or “persons” shall include associations, corporations, limited liability companies, individuals, partnerships, limited liability partnerships, trusts or any other entity or organization, including a Governmental Entity. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Section 11.14 Waiver of Jury Trial.

To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement (or the documents referred to herein) or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

Section 11.15 Incorporation of Exhibits and Schedules.

The Exhibits, Schedules and Disclosure Schedule to this Agreement are incorporated herein by reference and made a part hereof.

Section 11.16 Facsimile Signature.

This Agreement may be executed by facsimile signature.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

ALARM.COM HOLDINGS, INC.

By:	/s/ Ralph Terkowitz
Print Name:	Ralph Terkowitz
Print Title:	President, CEO, Secretary

SELLERS:

MICROSTRATEGY INCORPORATED

By:	/s/ Arthur S. Locke, III
Print Name:	Arthur S. Locke, III
Print Title:	Executive Vice President, Finance & Chief Financial Officer

BACKBONE PARTNERS, LLC

By:	/s/ Stephen S. Trundle
Print Name:	Stephen S. Trundle
Print Title:	Managing Member

By:	/s/ David B. Sherwood, Jr.
David B. Sherwood, Jr.

[Signature Page to Purchase Agreement]

Exhibit A

Ownership and Purchase Price Allocation

Exhibit A

Allocation of Estimated Purchase Price

Section 1.2(b)

						Working Capital Adjustments	Indebtedness	Seller Transaction Expenses	Retained Cash
Shareholder	Type	Total Common Stock Issued and Outstanding		Ownership Percentage	Pro Rata Portion of Estimated Purchase Price (in $)	Section 1.2(a)(i)(b) & Section 1.2(a)(i)(e)	Section 1.2(a)(i)(c)	Section 1.2(a)(i)(d)	Section 1.2(a)(i)(f)	Total (in $)
MicroStrategy Incorporated	Cash Seller	263,923	**	87.81%	27,747,723.61	(121,068.76)	—	—	—	27,626,654.85
Backbone Partners, LLC	Rollover Seller*	27,695	***	9.21%	2,911,732.61	(12,704.46)	—	—	—	2,899,028.15
David B. Sherwood, Jr.	Cash Seller	4,473	***	1.49%	470,271.89	(2,051.89)	—	—	—	468,220.00
David B. Sherwood, Jr.	Rollover Seller*	4,473	***	1.49%	470,271.89	(2,051.89)	—	—	—	468,220.00

		300,564		100.00%	31,600,000.00	(137,877.00)	—	—	—	31,462,123.00

*	Buyer shall issue to each Rollover Seller a whole number of shares of Series A Convertible Preferred Stock of Buyer having an aggregate liquidation preference as near as possible to (without exceeding) the portion of the Estimated Purchase Price attributable to the Shares owned by such Rollover Seller (and shall pay cash to such Rollover Seller equal to any excess of such Rollover Seller’s portion of the Estimated Purchase Price over the aggregate liquidation preference of the shares of Series A Preferred Stock issued to it) pursuant to Section 1.2(b).
**	Class B Common Stock
***	Class A Common Stock

Exhibit B

Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of February 13, 2009 by and between MicroStrategy Incorporated, a Delaware corporation (“MicroStrategy”), and Alarm.com Incorporated, a Delaware corporation (“Alarm.com”). MicroStrategy and Alarm.com are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Preliminary Statement

WHEREAS, MicroStrategy, Alarm.com Holdings, Inc. and certain other stockholders of Alarm.com are parties to a Purchase Agreement, dated as of the date hereof, for the sale of all of the issued and outstanding capital stock of Alarm.com (the “Acquisition Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement (the “Transactions”), MicroStrategy has agreed to provide to Alarm.com certain transitional services for the period and on the terms and conditions set forth herein; and

WHEREAS, in connection with the Transactions, MicroStrategy and Alarm.com have entered into a Sublease Agreement and certain other agreements relating to software licensing and intellectual property, in each case dated as of the date hereof;

Agreements

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which each Party hereby acknowledges, the Parties agree as follows:

1.	Provision of Services.

1.1.	Services. With effect from the Closing Date (as defined in the Acquisition Agreement), MicroStrategy will provide Alarm.com certain services described on Schedule A attached hereto exclusively in connection with its operation of the Business (as defined in the Acquisition Agreement) (collectively, the “Services”) for the period specified with respect to each such Service on Schedule A (the “Service Period”) and for the prices specified on Schedule A. These amounts shall be paid by Alarm.com to MicroStrategy in accordance with Section 2 hereof.

1.2.	Transition. In addition to the specific Services described on Schedule A, upon a reasonable request by Alarm.com, and at Alarm.com’s sole expense, MicroStrategy shall use commercially reasonable efforts to provide copies of relevant files, data and other information to Alarm.com in connection with the termination of any Service and to assist in the transition of any outstanding legal matters to Alarm.com (including the transfer of copies of files relating to such matters), it being understood that any such assistance shall not constitute legal advice and shall not establish any attorney-client relationship.

1.3.	Early Termination of Services. Alarm.com may terminate the provision of any of the Services by MicroStrategy prior to the expiration of the Service Period for such Service by providing MicroStrategy ten (10) Business Days (as defined in the Acquisition Agreement) prior written notice of such termination.

1.4.	Third Party Services. MicroStrategy shall have the right to engage the services of independent contractors to deliver or assist MicroStrategy in the delivery of the Services; provided that to the extent that independent contractors were not providing such Services to Alarm.com prior to the Closing Date, MicroStrategy shall only engage independent contractors to provide Services to the extent that MicroStrategy reasonably determines that qualified MicroStrategy personnel are not reasonably available to deliver such Services and such independent contractors shall be reasonably supervised by MicroStrategy personnel.

1.5.	Level of Services. MicroStrategy (or its independent contractors) shall provide the Services at a level of quality, degree of care and volume substantially similar to that at which the Services were provided to Alarm.com by MicroStrategy (or its independent contractors) prior to the Closing Date, and at a level of quality and degree of care not less than the quality and degree of care as it exercises in performing similar services for its own account.

1.6.	Use of Services. Alarm.com shall use the Services for substantially the same purposes and in substantially the same manner as Alarm.com used the Services immediately prior to the Closing Date. Alarm.com shall not permit the use of the Services by anyone other than Alarm.com.

1.7.	Cooperation. Each Party shall cause its employees to reasonably cooperate with employees of the other to the extent required for effective delivery of the Services. In addition, each Party shall name a point of contact who shall be responsible for the day to day implementation of this Agreement.

1.8.	No Conflicts. MicroStrategy represents and warrants to Alarm.com that neither MicroStrategy’s execution and delivery of this Agreement, nor the provisions of Services contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which MicroStrategy is a party or by which it is bound or to which its assets are subject, except as would not have a material adverse effect upon MicroStrategy’s ability to provide the Services.

2.	Payment.

2.1.	Service Fees. Schedule A indicates, with respect to each Service, whether the fees to be charged for such Service (the “Service Fees”) are to be determined by (a) the pass-through billing method (“Pass-Through Billing”), (b) the per-unit billing method (“Per-Unit Billing”) or (c) the flat fee billing method (“Flat-Fee Billing”) as defined below.

(a)	Pass-Through Billing. The Service Fees for Services subject to the Pass-Through Billing method shall be equal to the actual costs and expenses incurred by MicroStrategy (without any mark-up) in providing such Services during the applicable billing period. If MicroStrategy incurs costs or expenses on behalf of Alarm.com and other businesses operated by MicroStrategy in connection with the provision of Services, MicroStrategy will allocate any such costs or expenses to Alarm.com as set forth on Schedule A.

(b)	Per-Unit Billing. The Service Fees for Services subject to the Per-Unit Billing method shall be equal to the number of units of the Service provided to Alarm.com by MicroStrategy during the applicable billing period, multiplied by the per-unit price set forth on Schedule A.

(c)	Flat-Fee Billing. The Service Fees for Services subject to the Flat-Fee Billing method shall be equal to a single fixed dollar amount per billing period set forth on Schedule A.

If the provision of a Service is terminated prior to the expiration of the Service Period in accordance with Section 1.2, Alarm.com shall be liable for (i) all Service Fees for such Service through the date of termination and (ii) any reasonable prepaid costs or expenses incurred by MicroStrategy in connection with the contemplated provision of such Service from the date of termination until the expiration of the applicable Service Period.

2.2.	Billing and Payment. Within twenty (20) days following the end of each calendar month during the term hereof and within (20) days following the expiration or termination of this Agreement, MicroStrategy shall provide to Alarm.com a single invoice for Services provided by MicroStrategy during the applicable calendar month pursuant to Section 1 hereof (an “Invoice”), together with such reasonable supporting documentation of the Service Fees set forth on such Invoice as Alarm.com may reasonably request. Alarm.com shall pay all amounts due under each Invoice no later than thirty (30) days following receipt of an Invoice. Any amounts due under each Invoice that are not paid when due shall bear interest from and after the date on which such Invoice first became overdue at a rate equal to the lesser of (i) one and one-half percent (1.5%) per month or (ii) the maximum amount permitted by law. Alarm.com agrees to pay on demand all reasonable costs of collection, including reasonable out-of-pocket attorneys’ fees, incurred by MicroStrategy in collecting any such Invoice.

2.3.

Taxes. The fees payable by Alarm.com pursuant to Section 2 shall be exclusive of any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of Services or direct costs of MicroStrategy in performing such Services. Any taxes, duties, excises, tariffs, fees, assessments or levies imposed on the performance or delivery of Services or direct costs of MicroStrategy in performing such Services hereunder shall be the sole responsibility of Alarm.com and Alarm.com shall be obligated to reimburse MicroStrategy for any such amounts that MicroStrategy may be required to pay in respect thereof.

3.	Confidentiality.

3.1.	Information Exchanges. Subject to applicable law and good faith claims of privilege, each Party shall provide the other Party with all information regarding itself and the transactions under this Agreement that the other Party may reasonably request in order to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Services pursuant to this Agreement.

3.2.	Confidential Information. The Parties shall hold in trust and maintain confidential all Confidential Information relating to the other Party. “Confidential Information” shall mean all information disclosed by either Party to the other in connection with this Agreement, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic, scientific, technical, product and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by disclosure in violation of the provisions of this Section 3.2, (ii) information which becomes available on a non-confidential basis to a Party from a source other than the other Party to this Agreement provided the Party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a Party without violating this Section 3.2 or any other confidentiality agreement with the other Party, (iv) information that MicroStrategy reasonably believes it needs to disclose in order to provide the Services; provided that Alarm.com shall have the option to waive MicroStrategy’s provision of Services to the extent necessary to avoid such disclosure, and (v) information that any Party hereto is required to disclose by law, provided that it first notifies the other Party hereto of such requirement and allows such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either Party to this Agreement, a Party disclosing any Confidential Information to the other Party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other Party hereto breaches or threatens to breach any provision of this Section 3.2. The obligations set forth in this Section 3.2 are in addition to, and not in lieu of, any obligation of confidentiality provided for in the Acquisition Agreement.

4.	Indemnification.

4.1.	Indemnification Obligations Separate from Acquisition Agreement. The indemnification obligations set forth in this Section 4 shall be separate and independent from, and shall have no effect upon, the indemnification obligations of the Parties under the Acquisition Agreement and no claim may be made hereunder for any claims arising solely pursuant to the Acquisition Agreement.

4.2.	Indemnification by MicroStrategy. MicroStrategy shall indemnify Alarm.com in respect of, and hold Alarm.com harmless against, any and all losses, debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by Alarm.com or any Affiliate thereof, arising from (i) the gross negligence, bad faith or intentional misconduct of MicroStrategy in connection with the provision of any Services, or (ii) the material breach by MicroStrategy of any of its obligations hereunder.

4.3.	Indemnification by Alarm.com. Alarm.com shall indemnify MicroStrategy in respect of, and hold MicroStrategy harmless against, any and all Damages incurred or suffered by MicroStrategy or any Affiliate thereof, arising from (i) the gross negligence, bad faith or intentional misconduct of Alarm.com in connection with the receipt or use of any Services by Alarm.com and/or its agents, or (ii) the material breach by Alarm.com of any of its obligations hereunder.

4.4.	Procedures. The procedures for indemnification for any claim pursuant to this Section 4 shall be governed by Section 7.3 of the Acquisition Agreement.

4.5.	Limitation on Liability. Except for any breach of Section 3 of this Agreement or for Damages arising from a Party’s bad faith or intentional misconduct, neither Party shall be liable to the other for any amount in excess of the amount invoiced by MicroStrategy to Alarm.com hereunder for the three-month period immediately preceding any event giving rise to liability (or, if the event giving rise to liability occurs within the first three-month period, the amount invoiced by MicroStrategy to Alarm.com for such three-month period). Neither Party shall be liable to the other under this Agreement for consequential damages, except for those arising out of any breach of Section 3 of this Agreement. Except as set forth in Section 4.1 of this Agreement, the indemnification rights set forth in this Section 4 shall be the sole and exclusive remedies of Alarm.com and MicroStrategy and their respective Affiliates with respect to claims resulting from any breach or failure to perform any covenant or agreement contained in this Agreement.

5.	Term and Termination.

5.1.	Unless earlier terminated in accordance with Section 5.2 or Section 5.3 below, this Agreement shall be in effect from the date hereof until the earlier to occur of (i) eighteen (18) months from the date hereof or (ii) termination of the last of the Services to be provided hereunder.

5.2.	This Agreement may be terminated by either Party in the event of a material breach of this Agreement by the other Party that is not cured within thirty days of written notice thereof from the other Party.

5.3.	This Agreement may be terminated by Alarm.com in its entirety upon 10 Business Days prior written notice to MicroStrategy.

5.4.	Upon termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Sections 2, 3 and 4 of this Agreement shall survive any such termination or expiration.

6.	Force Majeure. MicroStrategy shall be excused for failure to provide the Services hereunder to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising out of acts of God, acts or orders of a government, agency or instrumentality thereof (whether of fact or law), acts of public enemy, riots, embargoes, strikes or other concerted acts of workers (whether of MicroStrategy or other persons), casualties or accidents, delivery of materials, transportation or shortage of cars, trucks, fuel, power, labor or materials, unavailability or malfunction of utilities or equipment, or any other causes, circumstances or contingencies within or without the United States of America, which are beyond the reasonable control of MicroStrategy; provided, however, that MicroStrategy shall use commercially reasonable efforts to resume provision of the Services as soon as practicable. Notwithstanding any events operating to excuse the performance by MicroStrategy, this Agreement shall continue in full force for the remainder of its term.

7.	Notices. All notices, billings, requests, demands, approvals, consents and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to MicroStrategy:	If to Alarm.com:

MicroStrategy Incorporated	Alarm.com Incorporated
1861 International Drive	1861 International Drive
McLean, VA 22102	McLean, VA 22102
Attn: Chief Financial Officer	Attn: Mr. Steve Trundle

8.	No Assignment. This Agreement shall not be assignable except with the prior written consent of the other Party to this Agreement.

9.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein.

10.	Relationship of the Parties. The Parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

11.

Entire Agreement; Amendments. This Agreement and all attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations, undertakings, representations and agreements of the Parties hereto relating to such subject matter, including the Amended and Restated Facilities and Administrative Support Agreement between MicroStrategy and Alarm.com dated as of May 16, 2006, which is hereby terminated. This Agreement may not be amended orally but may be amended only by a written instrument signed by all of the Parties hereto.

12.	Waivers. The failure of either Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

13.	Interpretation. The paragraph titles used in this Agreement are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions thereof. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Transition Services Agreement as of the date first above written.

MICROSTRATEGY INCORPORATED	ALARM.COM INCORPORATED

By:	By:
Name:	Name:
Title:	Title:

(Signature Page to Transition Services Agreement)

Exhibit C

Form of Sublease Agreement

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is entered into as of this 13th day of February, 2009, by and between MICROSTRATEGY INCORPORATED, a Delaware corporation (“Sublandlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Subtenant”). Sublandlord and Subtenant are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

A. Sublandlord is the tenant under that certain Deed of Lease by and between Tysons Corner Property, LLC, a Virginia limited liability company, as landlord (“Master Landlord”), and Sublandlord, as tenant, dated January 7, 2000, as amended by that certain First Amendment to Lease dated as of August 9, 2000 (the “First Amendment”) and by that certain Second Amendment to Lease dated October 31, 2002 (the “Second Amendment”) and as further amended by that certain Third Amendment to Lease dated September 20, 2006 (such lease, as amended and as it may be further amended from time to time, the “Master Lease”), for certain space located at 1861 International Drive, McLean, VA 22102 (the “Premises”).

B. Sublandlord and Subtenant are parties to that certain Sublease Agreement, dated as of October 10, 2003 (the “Existing Sublease”).

C. Sublandlord is a party to a Purchase Agreement, dated as of the date hereof, for the sale of shares of stock issued by Subtenant (the “Purchase Agreement”).

D. Subtenant wishes to sublease a portion of the Premises from Sublandlord for the continued operation of Subtenant’s business.

E. Sublandlord and Subtenant wish to terminate the Existing Sublease and enter into this Sublease.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Basic Sublease Information.

The information set forth in this Section (the “Basic Sublease Information”) is intended to supplement and/or summarize the provisions set forth in the balance of this Sublease. Each reference in this Sublease to any of the terms set forth below shall mean the respective information set forth next to such term as amplified, construed or supplemented by the particular Section(s) of the Sublease pertaining to such information. In the event of a conflict between the provisions of this Section and the balance of the Sublease, the balance of the Sublease shall control.

Sublandlord:	MicroStrategy Incorporated, a Delaware corporation

Sublandlord’s Address for Notices:	1861 International Drive McLean, VA 22102 Attn: Arthur S. Locke, III with a copy (which shall not constitute notice) to: WilmerHale LLP 60 State Street Boston, MA 02109 Attn: Paul Jakubowski, Esq.

Subtenant:	Alarm.com Incorporated, a Delaware corporation with a copy (which shall not constitute notice) to: Hogan & Hartson LLP 111 S. Calvert Street, Suite 1600 Baltimore, MD 21202 Attention: David A. Gibbons

Subtenant’s Address for Notices:	1861 International Drive McLean, VA 22102 Attn: Stephen S. Trundle

Subdemised Premises:	That portion of the Premises specifically indicated on Attachment A hereto, representing approximately 7,100 square feet of Net Rentable Area (as defined in the Master Lease) (the “Operations Space”) and that portion of the Premises specifically indicated on Attachment B hereto, representing approximately 500 square feet of Net Rentable Area (as defined in the Master Lease) (the “NOC Space”).

Building:	1861 International Drive, McLean, VA 22102.

Permitted Use:	As specified in Section 1.8 of the Master Lease and only in connection with the continued operation of Subtenant’s business.

Base Rent:	$45 per square foot of Net Rentable Area per annum pro-rated for partial months. Annual Base Rent includes parking, utilities, Operating Costs (as defined in the Master Lease) and Real Estate Taxes (as defined in the Master Lease) during the Term.

Commencement Date:	The term of the Sublease shall commence upon the date hereof (the “Commencement Date”).

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Expiration Date:	This Sublease shall be for a term of three (3) months with respect to the Operations Space (the “Operations Space Term”) subject to options to extend set forth in Section 4.2 of this Sublease, and for a term of six (6) months with respect to the NOC Space (the “NOC Space Term”) subject to an option to extend set forth in Section 4.2 of this Sublease; provided, however, that this Sublease shall terminate on any date on which the Master Lease is terminated or expires or this Sublease is terminated pursuant to the terms herein (any such expiration date or termination date, the “Expiration Date”).

Subtenant’s Insurance:	Specified and as required in Article 9 of the Master Lease.

Security Deposit:	One (1) month’s Base Rent.

2. Sublease.

Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subdemised Premises upon all of the terms, covenants and conditions in this Sublease.

3. Delivery Condition.

Subtenant acknowledges that it takes possession of the Subdemised Premises in its “as is” condition and further acknowledges that Sublandlord has made no representations or warranties of any kind or nature, whether express or implied, with respect to the Subdemised Premises, the remainder of the Premises, the common areas, or the Building, nor has Sublandlord agreed to undertake or perform any modifications, alterations, or improvements to the Subdemised Premises, the remainder of the Premises, the common areas or the Building which would inure to Subtenant’s benefit.

4. Term.

4.1 Term. The term (the “Term”) of this Sublease shall commence on the Commencement Date and shall end on the Expiration Date.

4.2 Option to Extend. Subtenant shall have two (2) options, exercisable by written notice to Sublandlord delivered at least twenty (20) days before the expiration of the Operations Space Term, to extend the Operations Space Term for a period of one (1) month each. Subtenant shall have one (1) option, exercisable by written notice to Sublandlord delivered at least twenty (20) days before the expiration of the NOC Space Term, to extend the NOC Space Term for a period of six (6) months.

4.3 Surrender. Subtenant shall, on or before the Expiration Date, remove all of Subtenant’s personal property, furniture, trade fixtures and other equipment from the Subdemised Premises, provided that the removal of the same does not adversely affect the

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Subdemised Premises, Building structure, or any Building operating system or is not prohibited by the Master Lease, and that Subtenant promptly repairs any damage to the Subdemised Premises, Building structure, or Building operating system caused by such removal pursuant to the requirements of the Master Lease. In the event that Subtenant fails to remove any such items as required by this Section 4.3 by the Expiration Date, all such items remaining on the Subdemised Premises after the Expiration Date shall be deemed abandoned and Sublandlord may dispose of such items as it sees fit, without liability to Subtenant. Subtenant shall also be responsible for the removal, on or before the Expiration Date, of all alterations as required under the Master Lease installed by Subtenant pursuant to this Sublease and shall be responsible for any associated repair or restoration of the Subdemised Premises as required under the Master Lease. In all other respects, Subtenant shall deliver the Subdemised Premises broom clean, in its condition as of the Commencement Date, reasonable wear and tear and casualty and condemnation excepted. In no event shall Subtenant remove any of the plumbing, electrical, data lines, or HVAC system(s) except as otherwise required pursuant to this Section 4.3.

Subtenant shall vacate and deliver possession of the Subdemised Premises, free of all liens, charges or encumbrances resulting from any act or omission on Subtenant’s part, and free and clear of any and all violations of any law, rule or regulations of any federal, state, municipal or other agency or authority by reason of Subtenant’s actions or failures arising on or after the Commencement Date to fulfill any of its obligations under this Sublease (“Violations”). Subtenant shall indemnify Sublandlord against any and all loss, expense, damage, costs or reasonable attorneys’ fees arising out of Violations first occurring any time on or after the Commencement Date to the extent of Subtentant’s responsibility therefor, except for those Violations arising out of the acts or omissions of Sublandlord and Sublandlord Parties.

4.4 Holding Over. If Subtenant remains in possession of the Subdemised Premises after the Expiration Date, such occupancy shall constitute a tenancy at sufferance, and Subtenant shall be obligated to pay 150% of the Rent as specified in Section 5 of this Sublease and Subtenant shall be liable to Sublandlord for any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Sublandlord and arising out of Subtenant’s failure to timely surrender the Subdemised Premises in accordance with the requirements of this Sublease, including, without limitation, those incurred by Sublandlord arising under the Master Lease.

5. Rent.

As used in this Sublease, the term “Rent” shall include Base Rent and all other amounts which Subtenant is obligated to pay under the terms of this Sublease.

5.1 Rent. Base Rent is as specified in Section 1 (Basic Sublease Information). Base Rent shall be paid in advance on or before the first day of each calendar month without offset or deductions. Base Rent includes all parking, utilities, Operating Costs and Real Estate Taxes. Base Rent for any partial calendar month of the Term, to the extent applicable, shall be pro-rated based on the number of days in that month falling within the Term. In the event that the Commencement Date is a date other than the first day of a calendar month, Base Rent with respect to such month shall be pro-rated for the period beginning on the Commencement Date and ending on the last day of such month and shall be paid within three (3) days of the Commencement Date.

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Subtenant shall also be solely responsible for any and all added cost or charge which has arisen solely because of Subtenant’s tenancy in the Subdemised Premises which are not included in Base Rent, including any other service charges required by the Master Lease or costs incurred by Sublandlord relating to the Subdemised Premises and/or Subtenant’s occupation thereof that are not already then covered by the Base Rent.

5.2 Late Charges; Default Interest. In addition to any other remedies as may be provided in the Master Lease, this Sublease or otherwise, Sublandlord shall be entitled to and Subtenant shall be obligated to pay (i) a late charge of five percent (5%) of any Rent or other payment due hereunder that is not received by Sublandlord within five (5) business days following the date such payment first became due and (ii) in addition to and separate from any such late charge, a charge of five percent (5%) with respect to the amount of any check given by Subtenant to Sublandlord to satisfy a payment, which check is not immediately paid upon presentation by Sublandlord. In addition to the above described charges, Rent or any other amounts past due shall accrue interest from the due date at a default rate of eighteen percent (18%) per year until the same is paid in full.

5.3 Manner of Payment. All Rent or other payment due from Subtenant to Sublandlord hereunder shall be paid in lawful money of the United States, without any prior demand therefor and without any deduction or setoff whatsoever, at the Sublandlord’s address in Section 1 or such other place as Sublandlord shall from time to time designate (including, without limitation, by wire transfer of immediately available funds to an account specified by Sublandlord) by written notice provided to Subtenant at least five (5) business days prior to the date on which such Rent or other amount first becomes payable.

6. Use and Compliance With Laws.

Subtenant shall use the Subdemised Premises for the Permitted Use (as specified in the Basic Sublease Information) during the Term of this Sublease, and for no other use or uses. Subtenant shall not engage in any activities prohibited by the Master Lease. Subtenant shall not use or store flammable or hazardous materials on the Subdemised Premises, except for general office supplies (including ordinary cleaning materials) used for their intended purposes and in compliance with all applicable laws and not posing any significant threat of contamination. Subtenant shall not perform any act or carry on any practice which may injure the Subdemised Premises or cause any offensive odors or noises that constitute a nuisance or menace to any other tenant or tenants of the Building or the Premises or other persons. Nothing shall be done upon or about the Subdemised Premises which shall be unlawful, improper, or contrary to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau or similar organization having jurisdiction and Subtenant shall be in compliance at all times with all such laws, ordinances, regulations and requirements. Subtenant shall observe and comply with, and shall cause its employees, agents and invitees to observe and comply with the restrictions set forth in this Sublease. Subtenant agrees to comply with all rules and regulations that Master Landlord has made or may hereafter from time to time make for the Building and/or the Premises. Sublandlord shall not be liable to Subtenant or any party claiming through Subtenant in any way for damage caused by the failure of any of the other tenants of the Building to comply with such similar or other covenants in their leases or of such rules and regulations.

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7. Insurance.

Subtenant shall obtain at its sole expense the insurance required under Article 9 of the Master Lease effective as of the Commencement Date. Additionally, Subtenant shall name Sublandlord and Master Landlord as additional insureds, in their capacity as Sublandlord and Master Landlord, and shall furnish Sublandlord, at its request, with certificates of insurance from its insurer, with respect to such insurance, which certificates shall state that such insurance shall not be cancelled, changed or failed to be renewed unless thirty (30) days prior written notice shall have been given to Sublandlord.

8. Assignment and Subletting.

Subtenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate any of its interest in or rights with respect to the Subdemised Premises or Subtenant’s leasehold estate hereunder (collectively, “Assignment”), or permit all or any portion of the Subdemised Premises to be occupied by anyone (whether pursuant to a license, concession or otherwise) other than Subtenant or sublet all or any portion of the Subdemised Premises, without the prior written consent of Master Landlord and Sublandlord, which consent of Sublandlord may be given or withheld in its sole discretion.

9. Alterations.

Subtenant shall not make or suffer to be made any alterations, additions or improvements to the Subdemised Premises, including, without limitation, those related to electrical cabling and/or systems, plumbing, data cabling, HVAC systems, or modifications to existing finishes, without the prior written consent of Master Landlord, as required under the Master Lease, and of Sublandlord, which consent of Sublandlord may be given or withheld in its sole discretion. Additionally, Subtenant shall be subject to the standards for repairs and alterations to the Subdemised Premises to the same extent as Sublandlord is subject to the same as set forth in the Master Lease and any review and approval required under the Master Lease.

10. Repairs and Maintenance.

10.1 Subtenant’s Responsibility. Subtenant shall be responsible for the maintenance and repair of the Subdemised Premises in accordance with the provisions of the Master Lease, at Subtenant’s sole cost and expense.

10.2 Sublandlord’s Responsibility. As between the parties to this Sublease, Sublandlord shall have no responsibility or liability to the Subtenant or anyone claiming through Subtenant, for the Subdemised Premises including, without limitation, the roof, roof covering, foundation, subfloors, building structural components, major building systems (plumbing, electrical and heating, air conditioning and ventilation systems), and exterior walls of the Subdemised Premises; provided, however, Sublandlord shall use reasonable efforts to cause

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Master Landlord to perform any repair, maintenance or replacement obligations for which it is responsible under the terms of the Master Lease. Subtenant shall be responsible for repairs and maintenance to the Subdemised Premises to the same extent as Sublandlord is responsible for the same under the terms of the Master Lease.

11. Default.

Subtenant shall be subject to the same default provisions as specified in Article 11 of the Master Lease as if it were the tenant thereunder, and Sublandlord shall have all the remedies specified therein, as if it were Master Landlord, including, without limitation, the right to terminate the Sublease and the right to perform Subtenant’s obligations under this Sublease at Subtenant’s cost. Notwithstanding the foregoing, Subtenant shall only be entitled to one-half (1/2) of the cure period for a default, if any, provided for under the Master Lease; provided that Subtenant shall have no fewer than five (5) business days to perform as long as after such five business-day period, at least two (2) business days remain in Sublandlord’s cure period under the Master Lease.

12. Indemnity.

In addition to such indemnities as may be provided for in the Master Lease, Subtenant agrees to indemnify and hold Sublandlord and its affiliates, officers, agents, servants, employees and independent contractors (individually a “Sublandlord Party” and collectively, “Sublandlord Parties”) harmless against all loss, damage, liability, or expense suffered by or claimed against any Sublandlord Party, by any person or entity (i) caused by or otherwise arising from, in whole or in part, any breach or default by Subtenant of any covenant or obligation it has hereunder (including, but not limited to, all covenants or obligations of the tenant under the Master Lease assumed by Subtenant pursuant to the terms of this Sublease), or (ii) caused by or in connection with anything owned or controlled by Subtenant, if in connection with the subject matter of this Sublease, or (iii) resulting from any act, failure to act, or negligence of Subtenant or its employees, agents or invitees, if in connection with the subject matter of this Sublease, or (iv) resulting from any nuisance suffered on the Subdemised Premises, except for any damage to third parties or property resulting from the gross negligence or willful misconduct of Sublandlord, Master Landlord or their affiliates, officers, agents, servants, employees and independent contractors. Subtenant further agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Master Landlord, arising from the acts or omissions of Subtenant which are or are alleged to be defaults of Sublandlord under the Master Lease or are the subject matter of any indemnity to Master Landlord under the Master Lease. The obligations of Subtenant to indemnify Sublandlord and/or the Sublandlord Parties and/or hold the Sublandlord and/or the Sublandlord Parties harmless in this Section 12 and elsewhere herein shall survive the expiration or other termination of this Sublease. The indemnification obligations set forth in this Section 12 shall be separate and independent from, and shall have no effect upon, the indemnification obligations of the Parties under the Purchase Agreement and no claim may be made hereunder for any claims arising solely pursuant to the Purchase Agreement.

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13. Master Lease.

13.1 Master Lease. Notwithstanding anything in this Sublease to the contrary, the rights of Subtenant shall be subject to and limited by the terms and conditions contained in the Master Lease between Sublandlord and Master Landlord, as they may be amended from time to time. Sublandlord shall have the right to amend the Master Lease from time to time without the consent of Subtenant; provided, however, any such amendment shall not have a materially adverse effect on Subtenant and shall not materially reduce the rights of Subtenant with respect to the use of the Subdemised Premises; provided, further, that Sublandlord shall indemnify and hold harmless Subtenant and its affiliates, officers, agents, servants, employees and independent contractors (individually, a “Subtenant Party” and collectively, “Subtenant Parties”) against any loss, damage, liability or expense suffered by or claimed against any Subtenant Party resulting from any such amendment to the Master Lease. Any rights granted to Subtenant herein which are limited by the Master Lease shall be deemed to be so limited by this Sublease.

13.2 No Violation. Notwithstanding anything in this Sublease to the contrary, Subtenant shall not commit or permit to be committed any act or omission which shall violate any term or condition of the Master Lease with respect to the Subdemised Premises. Subtenant shall indemnify and hold harmless Sublandlord from and against any loss, liability, claim, cost or expense (including reasonable attorneys’ fees) incurred by Sublandlord as a result of any termination or attempted termination of the Master Lease resulting from any such act or omission by Subtenant.

13.3 Consent of Master Landlord. Notwithstanding anything in this Sublease to the contrary, the effectiveness of this Sublease shall be conditioned, to the extent required, upon Sublandlord obtaining the written consent of the Master Landlord under the Master Lease to this Sublease. If the consent of the Master Landlord is required but not obtained, this Sublease shall be void. Subtenant agrees to execute any reasonable agreements and provide information required by Sublandlord (including evidence of creditworthiness) as a pre-condition to obtaining such consent.

13.4 Termination of Master Lease. If the Master Lease terminates for any reason prior to the expiration or other termination of this Sublease, this Sublease shall terminate concurrently therewith without any liability of Sublandlord to Subtenant and, except for any Subtenant obligations hereunder arising on or prior to the termination of this Sublease, following Subtenant’s surrender in compliance with Section 4.3 hereof, Subtenant’s obligations hereunder shall terminate, except with respect to any indemnification or hold harmless obligations of Subtenant, which shall survive such termination.

13.5 Incorporation of Master Lease. Notwithstanding any other provision of this Sublease to the contrary, this Sublease and Subtenant’s rights under this Sublease shall at all times be subject to all of the terms, covenants, and conditions of the Master Lease (a copy of which agreement, as currently in effect, Subtenant hereby represents that it has received), with the same force and effect as if fully set forth herein, and except as otherwise expressly provided for herein, Subtenant shall keep, observe and perform or cause to be kept, observed and performed, faithfully all those terms, covenants and conditions of Sublandlord as tenant under the Master Lease with respect to the Subdemised Premises. Except as otherwise provided hereby, the terms, conditions, rights and responsibilities of the Master Lease are incorporated herein by reference, and Sublandlord shall have the rights and responsibilities with respect to the

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Subtenant that the Master Landlord has with respect to Sublandlord pursuant to the Master Lease, and Subtenant shall have the rights and responsibilities with respect to Sublandlord that Sublandlord has with respect to the Master Landlord pursuant to the Master Lease. However, to the extent that the Master Lease requires or obligates Master Landlord to maintain, repair, restore, or otherwise expend any money or take any action to preserve and maintain all or any portion of the Subdemised Premises or to furnish any services to the Subdemised Premises, such obligation shall not pass to Sublandlord by reason of this Sublease and shall remain with the Master Landlord. Subject to the first sentence of this Section 13.5, with respect to the relationship between Sublandlord and Subtenant, the terms, covenants and conditions of this Sublease shall control with respect to any conflict or inconsistency between the terms, covenants and conditions contained herein and the terms, covenants and conditions of the Master Lease. Notwithstanding the foregoing, the following sections of the Master Lease are hereby excluded from application to or incorporation within this Sublease: Sections 1.9-1.10, 2.2-2.3, 3.1-3.2, 4.7, 5.9, 6.3, 6.12, 7.1, 7.5, 9.6, 14.1-14.2, 15.2, 15.6 and 15.23-15.26; Exhibits C, C-1, C-2, E, and H-O; First Amendment to Master Lease Sections 3, 4, 5, 9, 11, and 13; the Second Amendment to the Master Lease; and the Third Amendment to the Master Lease Sections 2.1-2.3.

14. Parking.

Subtenant shall be entitled to one (1) parking space for each three hundred (300) square feet subleased. The charge for parking is included in the Base Rent. All parking spaces utilized by Subtenant shall be used in accordance with the terms of the Master Lease. Any additional parking spaces at the Premises or elsewhere required or desired by Subtenant shall be obtained by Subtenant at its sole cost and expense. Sublandlord makes no representation or warranty concerning the availability of parking spaces.

15. Furniture.

Subtenant shall have the use of all furniture contained within the Subdemised Premises at no additional charge to Subtenant, it being acknowledged that such use is included in payment of the Base Rent. Subtenant acknowledges that it takes possession of said furniture in its “as is” condition and further acknowledges that Sublandlord has made no representations or warranties of any kind or nature, whether express or implied, including, without limitation, any warranty of merchantability, with respect to the furniture, nor has Sublandlord agreed to undertake or perform any modifications, alterations, or improvements to the furniture which would inure to Subtenant’s benefit. At the end of the Term, Subtenant shall deliver to Sublandlord the furniture in its condition as of the Commencement Date, reasonable wear and tear excepted.

16. Access.

Each employee of the Subtenant will be provided a security card to be used to access the Operations Space and will be responsible for adhering to Sublandlord’s reasonable security policies and procedures at all times. Each employee of Subtenant listed in Attachment C (each, an “Authorized Employee”) will be provided a security card to be used to access the NOC Space and will be responsible for adhering to Sublandlord’s reasonable security policies and procedures at all times. No agent, employee, contractor or other personnel of Subtenant (collectively,

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“Personnel”), other than Authorized Employees, may enter the NOC Space without (i) prior authorization for each entry from Sublandlord, and (ii) being accompanied by an employee of Sublandlord designated in writing by Sublandlord.

Upon termination of the Sublease, Subtenant is responsible for returning each security card. The Subtenant will be charged $25 for each lost security card. Security cards must be prominently displayed by Subtenant employees at all times while on the Premises.

Guests of the Subtenant must register at Sublandlord’s front desk located in the lobby of the Premises. Employees or guests of Subtenant are not allowed to bring onto the Premises guns, knives, dangerous or hazardous materials or chemicals, dangerous objects, illegal substances or alcoholic beverages. Subtenant employees are required to conduct themselves in a professional and courteous manner at all times. Failure to adhere to this Section 16 may result in the employee or guest being temporarily or permanently removed from the Premises at the Sublandlord’s sole discretion.

17. Confidentiality.

The Parties shall hold in trust and maintain confidential all Confidential Information relating to the other Party. “Confidential Information” shall mean all information disclosed by either Party to the other in connection with this Sublease, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic, scientific, technical, product and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by disclosure in violation of the provisions of this Section 17, (ii) information which becomes available on a non-confidential basis to a Party from a source other than the other Party to this Sublease provided the Party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a Party without violating this Section 17 or any other confidentiality agreement with the other Party, (iv) information that a Party reasonably believes it needs to disclose in order to perform its obligations under the Sublease; provided that the other Party shall have the option to waive the disclosing Party’s performance of its obligations to the extent necessary to avoid such disclosure, and (v) information that any Party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other Party hereto of such requirement and allows such Party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either Party to this Sublease, a Party disclosing any Confidential Information to the other Party in accordance with the provisions of this Sublease shall be entitled to equitable relief by way of an injunction if the other Party hereto breaches or threatens to breach any provision of this Section 17.

18. Brokers.

Each Party represents that it has dealt with no broker or agent in connection with this Sublease and each Party shall hold the other Party harmless from any and all liability, loss, damage, expense, claim action, demand, suit or obligation arising out of or relating to a breach by it of such representation.

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19. Counterparts.

This Sublease may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

20. Governing Law.

This Sublease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, except with respect to the choice-of-law provisions thereof.

21. Waivers; Amendments.

No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law. Any provision of this Sublease may be waived if, but only if, such waiver is in writing and is signed by the party against whom the enforcement of such waiver is sought. No waiver of any provision of this Sublease, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such provision. This Sublease may not be amended, modified or supplemented other than by a written instrument signed by each party hereto.

22. Entire Agreement.

This Sublease constitutes the entire agreement and understanding among the parties hereto and supercedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof, including, without limitation, the Existing Sublease.

23. Severability.

Any term or provision of this Sublease which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Sublease or affecting the validity or enforceability of any of the terms or provisions of this Sublease in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

24. Termination of Existing Sublease.

Upon execution of this Sublease, the Existing Sublease shall terminate and cease to be in effect as if the date of this Sublease were the Expiration Date (as defined in the Existing Sublease) of the Existing Sublease, except with respect to the rights and obligations that survive pursuant to the terms of the Existing Sublease.

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[Signature page follows]

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IN WITNESS WHEREOF, this Sublease shall be deemed to have been executed and delivered as of the date first set forth above.

SUBLANDLORD:

MICROSTRATEGY INCORPORATED, a Delaware corporation

By:
Name:
Title:

SUBTENANT:

ALARM.COM INCORPORATED, a Delaware corporation

By:
Name:
Title:

Exhibit D

Form of Software License Agreement

MICROSTRATEGY END USER LICENSE AGREEMENT

This MICROSTRATEGY END USER LICENSE AGREEMENT (“Agreement”) is entered into by and between MICROSTRATEGY SERVICES CORPORATION (“MicroStrategy’) and ALARM.COM INCORPORATED (“Licensee”).

LICENSEE CONTACT INFORMATION

NAME OF LICENSEE:	ALARM.COM INCORPORATED
ADDRESS:	1861 INTERNATIONAL DRIVE, MCLEAN, VA 22102
TELEPHONE:
CONTACT PERSON:	ANNEMARIE FERRARO
CONTACT EMAIL ADDRESS:

1. TERMS APPLICABLE TO A LICENSING OF PERPETUAL SOFTWARE LICENSES

1.1 Licensee acknowledges upon execution of this Agreement, Licensee’s Integrated Configuration is listed below.

PRODUCTION ENVIRONMENT

SKU NUMBER	DESCRIPTION	SKU TYPE	QUANTITY	Unit Price	Total
75649	MicroStrategy Intelligence Server Module - SMB Edition 8.1.2	Named User	***	$***	$***
75651	MicroStrategy Report Services Option - SMB Edition 8.1.2	Named User	***	$***	$***
76172	MicroStrategy Narrowcast Server Module - SMB Edition 8.1.2	Named User	***	$***	$***
76173	MicroStrategy Web Reporter Module - SMB Edition 8.1.2	Named User	***	$***	$***
76177	MicroStrategy Web Analyst Option - SMB Edition 8.1.2	Named User	***	$***	$***
76179	MicroStrategy Web Professional Option - SMB Edition 8.1.2	Named User	***	$***	$***
76181	MicroStrategy Desktop Analyst Module - SMB Edition 8.1.2	Named User	***	$***	$***
76182	MicroStrategy Desktop Designer Option - SMB Edition 8.1.2	Named User	***	$***	$***
76183	MicroStrategy Architect - SMB Edition 8.1.2	Named User	***	$***	$***
			Subtotal		$194,400
			Discount		-$194,400
			Total		$0

2. TERMS

2.1 Licensee agrees that it has had a chance to review the terms and conditions of the clickwrap license agreement listed at http://www.microstrategy.com/licensing/ as of the Effective Date of this Agreement. Subject to payment of fees, MicroStrategy grants Licensee a license to use the Software and Documentation as listed above, solely for Licensee’s internal business and for use for use by Licensee’s customers and dealers in conjunction with Alarm.com’s security services by Named Users in the Territory according to the terms and conditions of the click-wrap license. The terms of the click-wrap license are incorporated in this Agreement by reference as if set forth fully herein. In the event of a conflict between any provision of this Agreement and any provision of the clickwrap license agreement, the provisions of this Agreement shall prevail as it relates to the specific Products and Services described herein.

TECHNICAL SUPPORT SERVICES

SKU NUMBER	DESCRIPTION	SKU TYPE	AMOUNT
30004	MicroStrategy Technical Support Bronze First Year	PER YEAR	$***

2.2 The Technical Support Services Amount above is the Technical Support Services fee for the Products on the Order for a period of one year commencing on the date of this Agreement. Upon expiration of the initial year of service, second year Technical Support Services will renew with MicroStrategy at the following amount $***.

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

2.3 Licensee agrees to renew Technical Support Services fees for its Integrated Configuration unless Licensee provides written notice to MicroStrategy ninety (90) days before expiration of the then current term that it desires to have its Technical Support Services lapse for its Integrated Configuration. Licensee will be billed annually for the subsequent renewals

2.4 Under Licensee’s Bronze Technical Support Services annual subscription, Licensee is entitled to two (2) technical contacts to report issues and receive support. Licensee must notify MicroStrategy in writing if it wishes to change the technical contact person(s). Licensee designates the technical contacts listed below. This designation supersedes and replaces all prior designations. If no one is listed, the prior designation by Licensee shall continue.

TECHNICAL CONTACTS

NAME OF TECHNICAL CONTACT	TECHNICAL CONTACT EMAIL ADDRESS
1. Dave Hutz
2. AnneMarie Ferraro

2.5 So long as Licensee maintains an active continuous subscription to Technical Support Services for its Integrated Configuration, MicroStrategy grants Licensee the right to purchase Products off MicroStrategy’s then current standard product list at a ***percent (***%) discount plus an annual subscription to Technical Support Services calculated by multiplying the aggregated total of the number of units licensed times the standard list price times ***percent (***%).

2.6 This Agreement including references to the clickwrap license agreement constitute the complete agreement between the Parties and supersede all prior agreements, estimates, presentations, purchase orders, and representations, whether written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

(Remainder of page intentionally left blank)

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

IN WITNESS WHEREOF, the Parties to this Agreement hereto have caused this MicroStrategy Software License Agreement to be executed by their authorized representatives as of the Effective Date.

MicroStrategy
Print Name of Licensee Above

Signature	Signature

Date Executed	Date Executed

Name	Name

Title	Title

Address:

Exhibit E

Form of Intellectual Property Amendment

February 13, 2009 (the “Amendment Date”)

MicroStrategy Incorporated

1861 International Drive

McLean, Virginia 22102

Attn: Jonathan Klein, General Counsel

Re:	First Amendment to Intellectual Property
Assignment and License Back Agreement

Dear Jonathan:

MicroStrategy Incorporated (“MSTR”) and Alarm.com Incorporated (“Alarm.com”) are parties to that certain Intellectual Property Assignment and License Back Agreement dated October 10, 2003 (the “Agreement”). Pursuant to discussions between Alarm.com and MSTR, the parties have agreed to amend the Agreement as described in this letter. Terms used in this letter but not defined herein shall have the meanings ascribed to them in the Agreement.

1. MSTR and Alarm.com acknowledge and agree that the Agreement shall not be deemed to apply to any intellectual property developed by either party after the date of this letter. Pursuant to such acknowledgement and agreement, the following language is hereby inserted at the end of each of Sections 2.2(e), 3.2(e) and 4.2(e):

Notwithstanding the foregoing, (i) MSTR shall be deemed to have requested (and Alarm.com shall be deemed to have granted) a fully paid-up license under the terms hereof to all such changes, developments and improvements made, created or otherwise conceived prior to the Amendment Date, and (ii) nothing in this provision shall permit MSTR to request or receive a license to any change, development or improvement made, created or otherwise conceived on or after the Amendment Date.

2. Article 6 is replaced with the following language:

Except for the licenses granted in Section 7.12, MSTR can terminate any license under this Agreement at any time.

3. Section 7.4 is hereby deleted in its entirety and replaced with the following language:

Nonassignability. This Agreement (including any rights and obligations hereunder) may not be assigned by either party without the prior written consent of the other, except in the event of a merger with or acquisition of such party by (or sale of substantially all assets to) another entity. Notwithstanding the foregoing, either party may assign any of its rights or obligations hereunder to any one or more of its Subsidiaries. Each party acknowledges that it shall continue to be obligated if and to the extent that a permitted Subsidiary assignee under this paragraph fails to perform the obligations that such party has assigned. Any attempted assignment in violation of this paragraph without consent shall be null and void.

4. A new Section 7.12 that reads as follows is hereby appended to the Agreement:

MSTR hereby grants to Alarm.com a worldwide, perpetual, non-cancelable, non-exclusive, royalty-free license under (i) all patents and patent applications owned by MSTR or its Subsidiaries (other than Angel.com Incorporated) as of the Amendment Date, and (ii) all trade secrets, know-how, information, and copyright rights owned by MSTR or its Subsidiaries (other than Angel.com Incorporated) and used by Alarm.com in its business as of the Amendment Date, but excluding all software products that are offered, distributed or licensed by MSTR on a commercial basis including, without limitation, the MicroStrategy SMB editions of Intelligence Server Module, Report Services Option, Narrowcast Server Module, Web Reporter Module, Web Analyst Option, Web Professional Option, Desktop Analyst Module, Desktop Designer Option, and MicroStrategy Architect (i and ii, collectively, the “MSTR Licensed Rights”) to make, have made, use, sell, offer to sell, import, lease, distribute, modify and create derivative works of Alarm.com products and offer Alarm.com services, in each case solely with respect to the business of developing and selling residential and commercial alarm security and independent living, health or environmental monitoring products and services (the “Alarm.com Field”). Alarm.com has no right or license hereunder to exercise any right outside of the Alarm.com Field, and Alarm.com shall not utilize any MSTR Licensed Rights in any manner outside the Alarm.com Field.

5. A new Section 7.13 that reads as follows is hereby appended to the Agreement:

a. Subject to Section 7.13(b), nothing in this Agreement shall restrict or prevent MSTR from selling, offering, importing, leasing, licensing or sublicensing or otherwise distributing products or offering services to third parties who make, use, sell, offer to sell, import, lease, license or sublicense or otherwise distribute products or offer services that are similar or identical to Alarm.com’s products or services (but not using Alarm.com’s trademarks, service marks or other indicia of source).

b. Notwithstanding anything to the contrary in this Agreement, MSTR shall not license or sublicense on a stand-alone basis (i.e. not as a part of another MSTR Product) any Alarm Independent Technology. “Alarm Independent Technology” means Alarm.com trade secrets, know-how, information, copyrighted works and other intellectual property that (i) are not based on, related to, or derived from, nor include, in whole or in part, any inventions claimed in patents or patent applications, trade secrets, know-how, information, copyrighted works, or other intellectual property owned by MSTR or its Affiliates (other than Alarm.com) or licensed by MSTR to Alarm.com hereunder and (ii) were developed exclusively by Alarm.com employees after October 10, 2003 and prior to the Amendment Date without access or reference to any such MSTR inventions, trade secrets, know-how, information, copyrighted works, or other intellectual property. In addition, MSTR acknowledges and agrees that the licenses granted to it under this Agreement do not include the right to sublicense any patents or patent applications owned by Alarm.com, except in connection with the license of an MSTR Product.

c. Alarm.com irrevocably agrees and covenants that it shall not assert, bring, maintain, participate in or threaten: (i) MSTR or any of its Affiliates with any claim of infringement (including contributory infringement or inducement to infringe) of any patent, copyright, trade secret or any other intellectual property right in existence or pending as of the Amendment Date (other than trademarks, service marks or other indicia of source); or (ii) any third party with any claim of infringement (including contributory infringement or inducement to infringe) of any patent, copyright, trade secret or any other intellectual property right in existence or pending as of the Amendment Date (other than trademarks, service marks or other indicia of source) to the extent such claim arises from, is based on, relates to, or derives from an allegation that such third party or such third party’s product or service uses, incorporates, embeds, embodies or is integrated with a product or service offered, provided, distributed, licensed, leased or sold by MSTR or its Affiliates; provided that the foregoing shall not affect Alarm.com’s ability to enforce its rights under Section 7.13(b) of this Agreement.

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d. For the avoidance of doubt, nothing herein shall limit, amend or otherwise modify the rights and remedies of any entity, including without limitation the parties, pursuant to Section 10.6(a) of the Purchase Agreement among, inter alia, MSTR and Alarm.com Holdings, Inc. dated as of the Amendment Date (the “Purchase Agreement”).

6. A new Section 7.14 that reads as follows is hereby appended to the Agreement:

In addition to the rights and licenses granted to MSTR under Sections 2, 3 and 4 of the Agreement and subject to Section 7.13(b), Alarm.com hereby grants to MSTR an unrestricted, worldwide, perpetual, non-cancelable, nonexclusive, royalty-free license to make, have made, use, distribute, modify, create derivative works, sell, offer to sell, import, lease, license or sublicense MSTR Products under all other trade secrets, know-how, information, patents and patent applications and copyright rights throughout the world that are owned, controlled or licensable by Alarm.com as of the Amendment Date, but, for the avoidance of doubt, excluding any change, development or improvement made thereto by Alarm.com after the Amendment Date.

7. For avoidance of doubt and subject to Section 7.13(b), the parties agree and acknowledge that (a) MSTR’s right to grant sublicenses of the rights licensed to MSTR under Sections 2.2(a), 3.2(a), 4.2(a) and 7.14 of the Agreement includes the right to grant sublicenses of all such rights (including the right to grant further sublicenses) to MSTR’s direct and indirect distributors, resellers, representatives, agents, contractors, subcontractors, manufacturers and customers for any purpose otherwise permitted hereunder in connection with MSTR Products and (b) the rights licensed to MSTR under Sections 2.2(a), 3.2(a) and 4.2(a) of the Agreement include the right to distribute, modify and create derivative works in connection with MSTR Products.

8. Alarm.com shall use reasonable efforts to comply with the marking requirements of 35 U.S.C. §287; provided, however, that MSTR shall cooperate by providing suggested marking text or updates to the same.

Except as expressly set forth herein, no change is made hereby to the terms and provisions of the Agreement and, as amended hereby, the Agreement will remain in full force and effect.

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Please execute this letter where indicated confirming your agreement to the terms contained herein.

Sincerely,

ALARM.COM INCORPORATED

Date: February , 2009

Stephen S. Trundle
Chief Executive Officer,

COUNTERSIGNED AND AGREED:

MICROSTRATEGY INCORPORATED

By:
Date:	February , 2009

Arthur S. Locke
Executive Vice President and Chief Financial Officer

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Exhibit F

Form of Dealer and Supplier Assignment Agreement

ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT (this “Assignment”) dated as of February 13, 2009 between Alarm.com Incorporated (“Alarm.com”) and MicroStrategy Incorporated (“MSTR”).

WHEREAS, MSTR entered into nondisclosure, confidentiality or similar agreements (in each case, an “Agreement”) with certain prospective suppliers and dealers for Alarm.com, which Agreements are set forth on Schedule 1; and

WHEREAS, the parties hereto desire to assign the Agreements to Alarm.com.

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. MSTR, to the extent permissible by the terms of the Agreements, hereby assigns, transfers and sets over to Alarm.com and its successors and assigns all of MSTR’s rights and interests under the Agreements, and MSTR shall have no rights thereto. Alarm.com, to the extent permissible by the terms of the Agreements, hereby assumes all of MSTR’s obligations under the Agreement; provided that MSTR shall be responsible for any liabilities arising from or relating to its performance or non-performance of the Agreements prior to the date hereof.

2. This Assignment, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the Commonwealth of Virginia, excluding the choice of law rules thereof. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT, WHETHER NOW EXISTING OR HEREAFTER EXISTING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS ASSIGNMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

3. If any part of any provision of this Assignment shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

4. This Assignment may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Amendment and Assignment to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

5. This Assignment constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto pertaining to the subject matter hereof.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment and Assignment, or has caused this Assignment to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

ALARM.COM INCORPORATED:

By:
Name:
Title:

MICROSTRATEGY INCORPORATED:

By:
Name:
Title:

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Exhibit G-1

Form of Backbone Partners Promissory Note

Exhibit G-1

BACKBONE PARTNERS, LLC

PROMISSORY NOTE

[Date]	$[Face Amount]

FOR VALUE RECEIVED, Backbone Partners, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of Alarm.com Holdings, Inc., a Delaware corporation (the “Holder”), the principal sum of [            ] ($[            ]) plus accrued interest thereon plus enforcement costs (including reasonable attorney fees) thereon (collectively, the “Obligations”) in accordance with the following provisions of this Promissory Note (this “Note”):

Section 1. Interest. Interest shall accrue on the outstanding Obligations from the date hereof at the rate equal to the minimum compounded annual interest rate applicable to mid-term notes under Section 1274(d) of the Internal Revenue Code of 1986, as amended (such published rate for February 2009 being 1.65%).

Section 2. Payment. All outstanding Obligations shall be immediately due and payable in cash (without presentment, further demand, protest or other notice of any kind), to the extent that such Obligations have not previously been paid, on the earlier of (i) the fifth (5th) anniversary of the date hereof or (ii) the occurrence of a Liquidity Event. At any time, the Company may prepay all or any part of the outstanding Obligations without penalty or restriction; provided that the Company shall provide at least five (5) days prior written notice of prepayment to the Holder. “Liquidity Event” means either:

(a) a merger, consolidation or other corporate reorganization involving the Holder or a subsidiary of the Holder (other than a merger, consolidation or reorganization effected to change the domicile of the Holder) in which the stockholders of the Holder immediately prior to such merger, consolidation or reorganization do not continue to hold, immediately following such merger, consolidation or reorganization, greater than fifty percent (50%) of the voting power of the outstanding capital stock of (i) the surviving or resulting corporation or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, in each case provided that the Company has the right to participate in such merger, consolidation or reorganization on substantially the same terms as the other stockholders; or

(b) the sale or other disposition, in a single transaction or series of related transactions, (i) by the Holder of all or substantially all the assets of the Holder (except where such sale or other disposition is to a wholly owned subsidiary of the Holder) or (ii) by stockholders of the Holder of capital stock representing greater than fifty percent (50%) of the voting power of the outstanding capital stock of the Holder, provided that the Company has the right to participate in such sale or other disposition on substantially the same terms as the other stockholders.

Section 3. Default. The occurrence of one or more of the following events shall constitute an event of default (“Event of Default”):

(a) The Company shall fail to pay any Obligations when due and such failure to pay continues for a period of fifteen (15) days.

(b) The entry of a decree or order by a court having jurisdiction in the premises adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization arrangement, adjustment, or composition of or in respect of the Company under the federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, or trustee of the Company, or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(c) The institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, or trustee of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

Section 4. Notice of Event of Default. The Company shall promptly notify the Holder upon the occurrence of an Event of Default.

Section 5. Enforcement. The Company waives presentment, protest and demand, notice of protest, and notice of dishonor.

Section 6. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 7. Titles and Captions. All section titles or captions contained in this Note are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Note.

Section 8. Parties in Interest. Nothing herein shall be construed to be to the benefit of any party other than the Company and the Holder.

Section 9. Monetary Terms. All references to “Dollars” or “$” shall mean dollars of the United States of America.

2

Section 10. Purchase Agreement. This Note is being delivered in accordance with the terms of the Purchase Agreement dated as of February [    ], 2009 among the Holder, the Company and the other parties thereto.

Section 11. Security. As security for the Obligations, the Company agrees to enter into a stock pledge agreement in the form attached as Exhibit A hereto which shall be effective as of the date hereof.

[remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Note to be effective on the date first written above.

BACKBONE PARTNERS, LLC

By:
Name:	Stephen S. Trundle
Title:

4

EXHIBIT A

BACKBONE PARTNERS, LLC

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”) is entered into as of [Date] by and between Backbone Partners, LLC, a Delaware limited liability company (the “Company”), and Alarm.com Holdings, Inc., a Delaware corporation (the “Secured Party”). The Company and the Secured Party may be referred to herein individually as a “Party” and together as the “Parties.”

The Company and the Secured Party hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

(a) “Purchase Agreement” means the Purchase Agreement dated as of February 11, 2009 among the Secured Party, the Company and the other parties thereto.

(b) “Event of Default” has the meaning set forth in Section 3 of the Note.

(c) “Lien” means any lien, pledge, charge, security interest or other encumbrance.

(d) “Note” means that certain Promissory Note, dated as of [Date], made by the Company in favor of the Secured Party in connection with the Purchase Agreement.

(e) “Obligations” means the obligations of the Company to the Secured Party under the Note.

(f) “Pledged Shares” means all of the shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Secured Party held by the Company and represented by stock certificate number [    ], and any securities of the Secured Party issued to the Company in exchange for, in substitution of, or otherwise on account of such shares.

(g) “UCC” means the Uniform Commercial Code as may, from time to time, be in effect in the State of Delaware.

ARTICLE II

SECURITY INTEREST

2.1 Security Interest in Pledged Shares. As security for the payment of the Obligations, the Company hereby pledges to the Secured Party, and grants to the Secured Party a security interest in, the Pledged Shares and all dividends, distributions, cash, instruments and other property and proceeds from time to time received, receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged Shares. This Agreement

secures the payment of all of the Obligations. The security interests granted hereby are granted as security only and shall not subject the Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Company with respect to any of the Pledged Shares.

2.2 Delivery of Pledged Shares. All certificates or instruments representing or evidencing the Pledged Shares, together with appropriate stock powers therefor signed in blank, shall, simultaneously with the execution and delivery hereof, be delivered to and held by the Secured Party in trust for the Company, and shall continue to be held in trust until the Secured Party exercises its rights with respect thereto upon and during the continuance of an Event of Default or until the security interest created under this Agreement terminates.

2.3 Financing Statements. The Company hereby authorizes the Secured Party to file such financing statements describing the Pledged Shares, such amendments to financing statements and such continuation financing statements as the Secured Party may reasonably require to effect a perfected security interest in the Pledged Shares pursuant to the UCC.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties. The Company represents and warrants to the Secured Party that (a) the Company is the record and beneficial owner of the Pledged Shares and has good and marketable title thereto, subject to no Liens except for the pledge and security interest created by this Agreement and any Liens under a stockholders’ or similar agreement applicable to the Company or the Pledged Shares (a “Stockholders Agreement”), (b) upon delivery to the Secured Party of all certificates or instruments representing or evidencing the Pledged Shares, the Secured Party shall have a valid and perfected security interest in the Pledged Shares subject to no prior Lien except for any Liens under a Stockholders’ Agreement, (c) no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Agreement, or necessary for the validity or enforceability hereof or for the perfection of the security interests of the Secured Party granted hereby and (d) the Company has not performed any acts which might prevent the Secured Party from enforcing any of the terms and conditions of this Agreement or which would limit the Secured Party in any such enforcement.

3.2 Covenants of the Company. So long as the Obligations remain unsatisfied, the Company shall (a) not create, incur or permit to exist any Liens upon or with respect to the Pledged Shares that are senior or equal in priority to the security interest of the Secured Party created by this Agreement and (b) the Company shall, at its expense and in such manner and form as the Secured Party may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that the Secured Party reasonably deems necessary or desirable, or that the Secured Party may reasonably request, in order to create, preserve, perfect or validate the security interests granted hereby or to enable the Secured Party to exercise and enforce its rights hereunder with respect to any of the Pledged Shares.

3.3 Rights of the Company. The Company shall have the right to vote the Pledged Shares, to the same extent as if the Pledged Shares were not pledged to the Secured Party pursuant to this Agreement. So long as no Event of Default shall have occurred and be continuing, the Company shall be entitled to receive and retain any and all dividends, interest and other payments and distributions made upon or with respect to the Pledged Shares; provided that any and all (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Shares, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, in redemption of, or in exchange for, any Pledged Shares, shall be forthwith delivered to the Secured Party to hold as pledged collateral or to pay amounts owing under the Note.

ARTICLE IV

REMEDY UPON EVENT OF DEFAULT

Upon the occurrence and during the continuance of any Event of Default, the Secured Party shall have all rights and remedies of a secured party under the UCC and other applicable laws with respect to the Pledged Shares, including the right to sell the Pledged Shares and any pledged collateral described in Section 3.3 by public or private sale at such times and on such terms as the Secured Party shall determine, provided that the net proceeds received from any such sale shall be applied first, to the payment of the Secured Party’s fees and expenses in connection therewith, second, to the payment of the Obligations and third, in the case of any remaining surplus after payment in full of the foregoing, such surplus shall be promptly paid over to the Company; provided, further, that any such sale shall be conducted in accordance with any restriction on transfer set forth in a Stockholders’ Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

5.2 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

5.3 Parties in Interest. Nothing herein shall be construed to be to the benefit of any party other than the Company and the Secured Party.

5.4 Amendment. This Agreement may be amended only by an instrument in writing executed by each Party.

5.5 Entire Agreement. This Agreement and the Note (and the documents referred to herein and therein) embody the complete agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and supersede any prior understandings, agreements or representations by or between the Parties relating to such subject matter.

5.6 Termination. Upon the full, final and irrevocable payment and performance of all the Obligations, the security interest created under this Agreement shall terminate, and the Secured Party shall promptly deliver to the Company any certificates or instruments representing or evidencing the Pledged Shares, and any other pledged collateral described in Section 3.3, in the Secured Party’s possession or control and shall execute and deliver to the Company such documents and instruments reasonably requested by the Company as shall be necessary to evidence termination of the security interest created under this Agreement.

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IN WITNESS WHEREOF, a duly authorized officer of each Party has executed this Stock Pledge Agreement to be effective on the date first written above.

BACKBONE PARTNERS, LLC,
a Delaware limited liability company

By:
Name:	Steven S. Trundle
Title:

ALARM.COM HOLDINGS, INC.,a Delaware corporation

By:
Name:
Title:

Exhibit G-2

Form of Sherwood Promissory Note

Exhibit G-2

DAVID B. SHERWOOD, JR.

PROMISSORY NOTE

[Date]	$[Face Amount]

FOR VALUE RECEIVED, David B. Sherwood, Jr. (the “Obligor”), hereby promises to pay to the order of Alarm.com Holdings, Inc., a Delaware corporation (the “Holder”), the principal sum of [            ] ($[            ]) plus accrued interest thereon plus enforcement costs (including reasonable attorney fees) thereon (collectively, the “Obligations”) in accordance with the following provisions of this Promissory Note (this “Note”):

Section 1. Interest. Interest shall accrue on the outstanding Obligations from the date hereof at the rate equal to the minimum compounded annual interest rate applicable to mid-term notes under Section 1274(d) of the Internal Revenue Code of 1986, as amended (such published rate for February 2009 being 1.65%).

Section 2. Payment. All outstanding Obligations shall be immediately due and payable in cash (without presentment, further demand, protest or other notice of any kind), to the extent that such Obligations have not previously been paid, on the fifth (5th) anniversary of the date hereof. At any time, the Obligor may prepay all or any part of the outstanding Obligations without penalty or restriction; provided that the Obligor shall provide at least five (5) days prior written notice of prepayment to the Holder.

Section 3. Default. The occurrence of one or more of the following events shall constitute an event of default (“Event of Default”):

(a) The Obligbor shall fail to pay any Obligations when due and such failure to pay continues for a period of fifteen (15) days.

(b) The entry of a decree or order by a court having jurisdiction in the premises adjudging the Obligor as bankrupt or insolvent, or approving as properly filed a petition seeking adjustment or composition of or in respect of the Obligor under the federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, or trustee of the Obligor’s assets, or any substantial part of its property, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(c) The institution by the Obligor of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking relief under the federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, or trustee of the Obligor’s assets, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

Section 4. Notice of Event of Default. The Obligor shall promptly notify the Holder upon the occurrence of an Event of Default.

Section 5. Enforcement. The Obligor waives presentment, protest and demand, notice of protest, and notice of dishonor.

Section 6. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 7. Titles and Captions. All section titles or captions contained in this Note are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Note.

Section 8. Parties in Interest. Nothing herein shall be construed to be to the benefit of any party other than the Obligor and the Holder.

Section 9. Monetary Terms. All references to “Dollars” or “$” shall mean dollars of the United States of America.

Section 10. Purchase Agreement. This Note is being delivered in accordance with the terms of the Purchase Agreement dated as of February 11, 2009 among the Holder, the Obligor and the other parties thereto.

Section 11. Security. As security for the Obligations, the Obligor agrees to enter into a stock pledge agreement in the form attached as Exhibit A hereto which shall be effective as of the date hereof.

[remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the Obligor has executed this Note to be effective on the date first written above.

DAVID B. SHERWOOD, JR.

3

EXHIBIT A

DAVID B. SHERWOOD, JR.

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”) is entered into as of [Date] by and between David B. Sherwood, Jr. (the “Obligor”), and Alarm.com Holdings, Inc., a Delaware corporation (the “Secured Party”). The Obligor and the Secured Party may be referred to herein individually as a “Party” and together as the “Parties.”

The Obligor and the Secured Party hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

(a) “Purchase Agreement” means the Purchase Agreement dated as of February 11, 2009 among the Secured Party, the Obligor and the other parties thereto.

(b) “Event of Default” has the meaning set forth in Section 3 of the Note.

(c) “Lien” means any lien, pledge, charge, security interest or other encumbrance.

(d) “Note” means that certain Promissory Note, dated as of [Date], made by the Obligor in favor of the Secured Party in connection with the Purchase Agreement.

(e) “Obligations” means the obligations of the Obligor to the Secured Party under the Note.

(f) “Pledged Shares” means all of the shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Secured Party held by the Obligor and represented by stock certificate number [        ], and any securities of the Secured Party issued to the Obligor in exchange for, in substitution of, or otherwise on account of such shares.

(g) “UCC” means the Uniform Commercial Code as may, from time to time, be in effect in the State of Delaware.

ARTICLE II

SECURITY INTEREST

2.1 Security Interest in Pledged Shares. As security for the payment of the Obligations, the Obligor hereby pledges to the Secured Party, and grants to the Secured Party a security interest in, the Pledged Shares and all dividends, distributions, cash, instruments and other property and proceeds from time to time received, receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged Shares. This Agreement secures the payment of all of the Obligations. The security interests granted hereby are granted as security only and shall not subject the Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Obligor with respect to any of the Pledged Shares.

2.2 Delivery of Pledged Shares. All certificates or instruments representing or evidencing the Pledged Shares, together with appropriate stock powers therefor signed in blank, shall, simultaneously with the execution and delivery hereof, be delivered to and held by the Secured Party in trust for the Obligor, and shall continue to be held in trust until the Secured Party exercises its rights with respect thereto upon and during the continuance of an Event of Default or until the security interest created under this Agreement terminates.

2.3 Financing Statements. The Obligor hereby authorizes the Secured Party to file such financing statements describing the Pledged Shares, such amendments to financing statements and such continuation financing statements as the Secured Party may reasonably require to effect a perfected security interest in the Pledged Shares pursuant to the UCC.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations and Warranties. The Obligor represents and warrants to the Secured Party that (a) the Obligor is the record and beneficial owner of the Pledged Shares and has good and marketable title thereto, subject to no Liens except for the pledge and security interest created by this Agreement and any Liens under a stockholders’ or similar agreement applicable to the Obligor or the Pledged Shares (a “Stockholders Agreement”), (b) upon delivery to the Secured Party of all certificates or instruments representing or evidencing the Pledged Shares, the Secured Party shall have a valid and perfected security interest in the Pledged Shares subject to no prior Lien except for any Liens under a Stockholders’ Agreement, (c) no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Agreement, or necessary for the validity or enforceability hereof or for the perfection of the security interests of the Secured Party granted hereby and (d) the Obligor has not performed any acts which might prevent the Secured Party from enforcing any of the terms and conditions of this Agreement or which would limit the Secured Party in any such enforcement.

3.2 Covenants of the Company. So long as the Obligations remain unsatisfied, the Obligor shall (a) not create, incur or permit to exist any Liens upon or with respect to the Pledged Shares that are senior or equal in priority to the security interest of the Secured Party created by this Agreement and (b) at its expense and in such manner and form as the Secured Party may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that the Secured Party reasonably deems necessary or desirable, or that the Secured Party may reasonably request, in order to create, preserve, perfect or validate the security interests granted hereby or to enable the Secured Party to exercise and enforce its rights hereunder with respect to any of the Pledged Shares.

3.3 Rights of the Obligor. The Obligor shall have the right to vote the Pledged Shares, to the same extent as if the Pledged Shares were not pledged to the Secured Party pursuant to this Agreement. So long as no Event of Default shall have occurred and be continuing, the Obligor shall be entitled to receive and retain any and all dividends, interest and other payments and distributions made upon or with respect to the Pledged Shares; provided that any and all (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Shares, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, in redemption of, or in exchange for, any Pledged Shares, shall be forthwith delivered to the Secured Party to hold as pledged collateral or to pay amounts owing under the Note.

ARTICLE IV

REMEDY UPON EVENT OF DEFAULT

Upon the occurrence and during the continuance of any Event of Default, the Secured Party shall have all rights and remedies of a secured party under the UCC and other applicable laws with respect to the Pledged Shares, including the right to sell the Pledged Shares and any pledged collateral described in Section 3.3 by public or private sale at such times and on such terms as the Secured Party shall determine, provided that the net proceeds received from any such sale shall be applied first, to the payment of the Secured Party’s fees and expenses in connection therewith, second, to the payment of the Obligations and third, in the case of any remaining surplus after payment in full of the foregoing, such surplus shall be promptly paid over to the Obligor; provided, further, that any such sale shall be conducted in accordance with any restriction on transfer set forth in a Stockholders’ Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

5.2 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

5.3 Parties in Interest. Nothing herein shall be construed to be to the benefit of any party other than the Obligor and the Secured Party.

5.4 Amendment. This Agreement may be amended only by an instrument in writing executed by each Party.

5.5 Entire Agreement. This Agreement and the Note (and the documents referred to herein and therein) embody the complete agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and supersede any prior understandings, agreements or representations by or between the Parties relating to such subject matter.

5.6 Termination. Upon the full, final and irrevocable payment and performance of all the Obligations, the security interest created under this Agreement shall terminate, and the Secured Party shall promptly deliver to the Obligor any certificates or instruments representing or evidencing the Pledged Shares, and any other pledged collateral described in Section 3.3, in the Secured Party’s possession or control and shall execute and deliver to the Obligor such documents and instruments reasonably requested by the Obligor as shall be necessary to evidence termination of the security interest created under this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Obligor and a duly authorized officer of the Secured Party has executed this Stock Pledge Agreement to be effective on the date first written above.

DAVID B. SHERWOOD, JR.

ALARM.COM HOLDINGS, INC.,a Delaware corporation

By:
Name:
Title:

Exhibit H

Standard-Form Employee NDA

Confidentiality, Non-Competition

and Proprietary Rights Agreement

For our Company, people are the most important asset. That is because, in our competitive environment, we rely distinctly on your intellect and inventiveness. Your creativity, enterprise and common sense help us succeed against intense competition; your monetary compensation and benefits package, as well as community-building events within the Company, reflect this value. We invest millions in research, development, marketing and infrastructure to advance our activities. We invest in you. We take the risk that these investments will pay off. It is not our intent to underwrite entrepreneurship that will not end up profiting the Company. In other words, work done on Company time belongs to the Company.

It is to protect our investment in you that we ask you to read, undergo and sign the following agreement, which is a condition of your employment.

NOW, THEREFORE, in consideration for the agreement of the Company to employ me and as a condition to my continued employment by the Company, I hereby agree as follows:

1.	Definitions:

a)	“Company” means MicroStrategy Incorporated and the subsidiaries and Affiliates of MicroStrategy Incorporated including Alarm.com Incorporated (“Alarm.com”), except that for purposes of paragraphs 4, 5, 6, 7, and 8, the Company does not include Alarm.com. “Affiliate” shall mean: (i) any corporation, company or other entity more than thirty-three percent (33%) of whose outstanding shares or securities are, now or hereafter, owned or controlled, directly or indirectly, by MicroStrategy Incorporated and its Affiliates, and (ii) any partnership, joint venture, unincorporated association or limited liability company more than fifty percent (50%) of whose ownership interest is now or hereafter owned or controlled in the aggregate, directly or indirectly, by MicroStrategy Incorporated and its Affiliates.

b)	“Proprietary Information” means any information that I may be furnished or may otherwise receive or have received or have or had access to which relates to the Company’s past, present or future business, finances, business plans, business opportunities, products, software, research, development, improvements, inventions, processes, techniques, designs or other technical data, administrative, management, financial, customers, marketing, personnel information, or manufacturing activities, or of a third party which provided proprietary information to the Company . All such information is considered by the Company to be proprietary and confidential.

c)	“Effective Date” means , 2006.

2.	Confidentiality. Both during my employment with the Company and subsequent thereto, I agree to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether obtained by or available to me before this Agreement is signed or afterward. In addition, I shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company, without a need to know; (ii) remove Proprietary Information from the Company’s premises other than as necessary for the performance of my duties; or (iii) use Proprietary Information for my own benefit or for the benefit of any third party.

3.	Exceptions. The foregoing obligations shall not apply to any information which I can establish to have (i) become publicly known or made generally available to the public without breach of this Agreement by me or misconduct by others who were under a confidentiality obligation as to the item or items involved; (ii) been given to me by a third party who is not obligated to maintain confidentiality; or (iii) been developed by me prior to the date my employment began with the Company, as established by Exhibit A hereto. If I receive information with uncertain confidentiality, I agree to treat such information as Proprietary Information until I have written verification from management of the Company that such information is neither confidential nor proprietary.

Confidentiality, Non-Competition

and Proprietary Rights Agreement

4.	Ownership and Returning Proprietary Information. I agree that all Proprietary Information used or generated during the course of working for the Company prior to the Effective Date is the property of the Company. I agree that certain Proprietary Information used or generated during the course of working for Alarm.com subsequent to the Effective Date that is specific to the actual or anticipated business, research or development of Alarm.com is the property of Alarm.com and all other Proprietary Information is the property of the Company. I agree to deliver to the Company all documents and other tangibles (including diskettes and other storage media) containing Proprietary Information of the Company immediately upon leaving the employ of the Alarm.com or otherwise within three (3) days after the Company so requests. I further agree to deliver to Alarm.com all documents and other tangibles (including other storage media) containing Proprietary Information of Alarm.com immediately upon leaving the employ of Alarm.com or otherwise within three (3) days after Alarm.com so requests.

5.	Assignment.

(a)	I acknowledge and agree that all works of authorship created prior to the Effective Date, including without limitation, all designs, techniques, devices, discoveries, processes, software, writings, inventions, improvements or documentation and all related know how, produced, made, conceived or authored by me, solely or jointly with others, in the course of my employment with the Company prior to the Effective Date together with any intellectual property rights on the works of authorship, are works made for hire and the property of the Company if such works (i) relate in any manner, at the time the work is conceived or reduced to practice, to the actual or anticipated business, research, or development of the Company; (ii) are suggested by or result from any task assigned to me or work performed by me for or on behalf of the Company; or (iii) are created or developed with the use of the Company equipment, supplies, facilities, information or materials. I shall disclose any such works of authorship promptly to the Company and hereby assign any and all rights in such works to the Company or its assignees. For works of authorship created subsequent to the Effective Date, I acknowledge and agree that all works of authorship, including without limitation throughout this Agreement, all designs, techniques, devices, discoveries, processes, software, writings, inventions, improvements or documentation and all related know how, produced, made, conceived or authored by me, solely or jointly with others, subsequent to the Effective Date together with any intellectual property rights on the works of authorship, are works made for hire and the property of Alarm.com if such works (i) relate in any manner, at the time the work is conceived or reduced to practice, to the actual or anticipated business, research or development of Alarm.com; (ii) are suggested by or result from any task assigned to me or work performed by me or on behalf of Alarm.com; or (iii) are created or developed with the use of Alarm.com equipment, supplies, facilities, information or materials. To the extent, however, that such works of authorship relate to (i) the actual, or anticipated business, research or development of the Company rather than Alarm.com; (ii) are suggested by or result from any task assigned to me or work performed by me or on behalf of the Company rather than Alarm.com; or (iii) are created and developed with the use of the Company’s equipment, supplies, facilities, information or materials, then I agree that such works of authorship are works made for hire and the property of the Company.

(b)	For works of authorship created prior to the Effective Date, to the extent that any such works of authorship may not, by operation of law, be works made for hire, this Agreement shall constitute an irrevocable assignment by me to the Company of the ownership of, and all right, title and interest in, such items, and the Company shall have the right to obtain and hold in its own name, all intellectual property rights, including without limitation, patent, trade secret, copyright and similar protections which may be available in such works throughout the world. For works of authorship created subsequent to the Effective Date, to the extent that any such works of authorship may not, by operation of law, be works made for hire, this Agreement shall constitute an irrevocable assignment by me to Alarm.com or to the Company, as appropriate in accordance with the terms of subsection (a) above, of the ownership of, and all right, title and interest in, such items, and Alarm.com or the Company shall each have the right to obtain and hold in its own name, all intellectual property rights, including without limitation, patent, trade secret, copyright and similar protections which may be available in such works throughout the world.

Confidentiality, Non-Competition

and Proprietary Rights Agreement

(c)	I agree that all works of authorship made by me, solely or jointly with others, after the date my employment with the Company terminates that are based on or contain Proprietary Information of the Company shall belong to the Company, and I promise to assign any and all rights in such future works of authorship to the Company. For the purposes of this subparagraph, a work of authorship is based on the Proprietary Information of the Company if the work derives from or incorporates any such information in principle or design. I further agree that all works of authorship made by me, solely or jointly with others, after the date my employment with Alarm.com terminates that are based on or contain Proprietary Information of Alarm.com shall belong to Alarm.com, and I promise to assign any and all rights in such future works of authorship to Alarm.com. For purposes of this subparagraph, a work of authorship is based on the Proprietary Information of Alarm.com if the work derives from or incorporates any such information in principle or design.

(d)	I agree to assign to the Company all rights in any work of authorship made by me if the Company is required to grant those rights to the United States Government or any of its agencies. I further agree to assign to Alarm.com or the Company, as appropriate in accordance with the terms of subsection (a) above, all rights in any work of authorship made by me subsequent to the Effective Date if the Company or Alarm.com is required to grant those rights to the United States Government or any of its agencies.

(e)	I agree to assist the Company and/or Alarm.com, or either of their designees or assignees, at the Company’s or Alarm.com’s expense, in every proper way to secure the Company’s and/or Alarm.com’s rights in such works of authorship and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company and/or Alarm.com of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company and/or Alarm.com shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and/or Alarm.com or either of their successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such works of authorship, and any copyright, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after my employment with the Company or Alarm.com ends.

(f)	In the event the Company and/or Alarm.com is unable due to my subsequent disability or incapacity or for any other reason whatsoever to secure my signature to any lawful and necessary document required to apply for, register or execute any patent, copyright or other applications with respect to any such works of authorship, I hereby irrevocably appoint the Company and/or Alarm.com and their duly authorized officers and agents as my agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

6.	Disclosure of Works of Authorship. In order to permit the Company to claim rights to which it may be entitled, I agree to disclose to the Company in writing and in confidence (i) all inventions or works of authorship that I made, either solely or jointly with others, during the term of my employment with the Company, and (ii) all patent and copyright applications filed by me during my employment and through my effective date. I also agree to submit to a reasonable and confidential review process under which the Company may determine such issues as may arise under this paragraph.

7.	Ongoing Disclosure of Works of Authorship. In order to permit Alarm.com to claim rights to which it may be entitled, I agree to disclose to Alarm.com in writing and in confidence (i) all inventions or works of authorship that I make, either solely or jointly with others, during the term of my employment with Alarm.com, and (ii) all patent and copyright applications filed by me during, or within one (1) year after the termination of, my employment. I also agree to submit to a reasonable and confidential review process under which Alarm.com may determine such issues as may arise under this paragraph.

Confidentiality, Non-Competition

and Proprietary Rights Agreement

8.	Prior Inventions. All inventions, original works of authorship, developments, improvements, and trade secrets that were made by me before my employment with the Company (collectively referred to as “Prior Inventions”) are listed and described in Exhibit A hereto. These items are excluded from Paragraph 5 of this Agreement. If no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company I incorporated into a Company product, process or code a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or code. If in the course of my employment with Alarm.com I incorporate into an Alarm.com product, process or code a Prior Invention owned by me or in which I have an interest, Alarm.com is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or code.

9.	Outside Activities. I understand that I may continue to work on, and retain rights to, projects of my own interest outside of the Company provided that (i) they do not fall under Paragraph 5(a) above; (ii) they do not fall under Paragraph 10 (“Competitive Employment”) below; (iii) they do not interfere in any way with my performance at work for the Company; and (iv) should any products with potential commercial application result from any such project, the Company shall be given the right of first refusal to purchase and market such products.

10.	Competitive Employment. While employed by the Company and for one (1) year after the termination of my employment for any reason, I will not, within the United States or any country in which the Company or a licensee of the Company is then operating or preparing to operate, (i) directly or indirectly participate, in a way that is materially in competition with the Company, in the ownership, control or management of any business that competes with the business of the Company, or (ii) be employed by or otherwise provide services to any such business in any capacity such that my job duties or those services would make such employment or services competitive with the business interests of the Company.

11.	No Conflicting Obligations. My performance of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company. Further, my performance of this Agreement and as an employee of the Company does not and will not breach any prior agreement by me not to compete with the business of any other company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement. I hereby agree to indemnify and hold the Company harmless from and against any and all damages, claims, costs, and expenses, including reasonable attorneys’ fees, based on or arising, directly or indirectly, from the breach of any agreement or understanding between me and another person or company; this includes, but is not limited to, liability for the Company arising from or based on any confidential or proprietary information or trade secrets I have obtained from sources other than the Company and liability for the Company arising from or based on any non-competition agreement that I have signed with any other business or entity. In addition, I hereby authorize the Company to provide a copy of this Agreement to any new employers upon request, and I agree to provide such information as the Company may from time to time request to determine my compliance with this Agreement.

12.	Covenant Not to Solicit Employees. While employed by the Company and for a one-year period after the termination of my employment for any reason, I agree not to solicit for employment (or to assist with such solicitation) any employee or former employee of the Company. The restrictions set forth in this paragraph apply to the solicitation of any person who is, or within the two years before the termination of my employment was, an employee of the Company.

13.

Covenant Not to Solicit Customers. While employed by the Company and for a one-year period after the termination of my employment for any reason, I agree not to solicit for business (or to assist with such solicitation) any customer or client of the Company. For the purpose of this paragraph, the terms “customer” and “client” include any person or entity (or employee or agent thereof), within or outside the United States of America, with whom, within the three years before the termination of my employment: (i) the Company does or has done business, to whom the

Confidentiality, Non-Competition

and Proprietary Rights Agreement

Company’s products or services have been provided or sold, and/or to whom the Company is making, has made, or has planned to make business contacts or sales calls, and (ii) I or employees under my direction had contact during my employment with the Company .

14.	Business Partners. I agree to be bound by the terms and conditions of all agreements between the Company and its clients, contractors or agents (“Business Partners”), including, but not limited to, agreements not to work for a Business Partner’s competitors, confidentiality agreements and agreements to submit to drug tests.

15.	“AT WILL” EMPLOYMENT STATUS. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS ON AN AT-WILL BASIS, MEANING THAT EITHER I OR THE COMPANY MAY TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE OR NOTICE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, I ALSO UNDERSTAND THAT NOTHING IN THIS AGREEMENT IS INTENDED TO CREATE A GUARANTEE OF CONTINUED EMPLOYMENT AND SHOULD NOT BE CONSTRUED AS SUCH UNDER ANY CONDITIONS.

16.	Survival. My obligations under paragraphs 2 (“Confidentiality”), 3 (“Exceptions”) and 5 (“Assignment”) shall remain in effect for my entire life and shall be binding upon my heirs, estate and executors. All other provisions of this Agreement shall survive for five years after the termination of my employment, with the exception of my obligations under paragraphs 10 (“Competitive Employment”), 12 (“Covenant Not to Solicit Employees”) and 13 (“Covenant Not to Solicit Customers”) which shall survive for one year after termination of my employment, without regard to the reason for the termination of my employment.

17.	Specific Performance. I acknowledge and agree that a breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Accordingly, I agree that the Company shall be entitled to injunctive relief and/or a decree of specific performance, or other equitable relief to prevent the violation of my obligations herein in addition to any other right or remedy that may be available (including monetary damages if appropriate).

18.	Attorneys’ Fees. In the event any action is taken to enforce this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and court costs.

19.	Waiver. No act or failure to act by the Company will waive any right contained herein. Any waiver by the Company must be in writing and signed by an officer of the Company to be effective.

20.	Assignment. This Agreement may be assigned by the Company at any time without my consent, and shall be binding upon all successors and assigns of the Company and upon my heirs, executors and administrators. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval and only then to an assignee who agrees in writing to be bound by all the terms of this Agreement.

21.	Severability. The provisions of this Agreement are severable. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held overbroad or invalid by a court or arbitrator with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated (and the parties hereby agree to grant the court or arbitrator the authority to perform such restatement) to reflect as nearly as possible the original intentions of the parties in accordance with the applicable law. The remaining provisions of the Agreement shall continue in full force and effect.

22.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

23.

Entire Agreement. This document, including Exhibit A attached hereto, constitutes my entire agreement with the Company with respect to its subject matter, superseding any prior negotiations and agreements, including without limitation any and all agreements (“Prior Agreement”) entered into between me and the Company prior to the date hereof regarding confidentiality, non-competition, non-solicitation or intellectual property matters. This Agreement shall be effective as of the date I began employment with the Company, provided, however, that, notwithstanding

Confidentiality, Non-Competition

and Proprietary Rights Agreement

anything herein to the contrary, to the extent that this Agreement or any provision herein are determined to be unenforceable or not applicable to matters arising prior to the execution of this Agreement and which matters are otherwise subject to a Prior Agreement, then the Prior Agreement shall remain in effect with respect to such matter(s). No provisions of this Agreement may be changed except by a written agreement signed by both me and an officer of the Company.

Employee

Signature

Print Name

Date

MicroStrategy Incorporated

Signature

Print Name

Title

Date

Alarm.com Incorporated

Signature

Print Name

Title

Date

Confidentiality, Non-Competition

and Proprietary Rights Agreement

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number
or Brief Description

             No inventions or improvements

             Additional Sheets Attached

Signature of Employee

Print Name of Employee

Date